Exhibit 10.1

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

Buyer and Seller described below have previously executed a Purchase and Sale Agreement and Joint Escrow Instructions dated as of January 17, 2019 (the “Original PSA”) with an original Effective Date of January 17, 2019 (the “Original Effective Date”). Buyer and Seller hereby amend and restate the Original PSA in its entirety, as set forth below. The Original PSA as hereby amended and restated shall be referred to as this “Restated Agreement.”

Basic Provisions

The following Basic Provisions form a part of this Amended and Restated Purchase and Sale Agreement and Joint Escrow Instructions (this “Restated Agreement”).

A.            Effective Date of this Restated Agreement:   February 27, 2019

B.            Seller: Collectively, the following entities (and, where the context warrants, each a “Seller”):

CIM/Oakland 1901 Harrison, LP, a Delaware limited partnership (“1901 Owner”), which owns 1901 Harrison (as defined below)

CIM/Oakland 2353 Webster, LP, a Delaware limited partnership (“2353 Owner”), which owns 2353 Webster (as defined below)

CIM/Oakland Center 21, LP, a Delaware limited partnership (“Center 21 Owner”), which owns 2101 Webster (as defined below)

Seller’s Knowledge Party (Section 8.1): Karin Schrader as to 1901 Harrison and Paul Mahoney as to 2101 Webster and 2353 Webster.

C.            Buyer:  SOF-XI U.S. MAR Acquisitions, L.L.C., a Delaware limited liability company

Buyer’s Knowledge Party (Section 14.2.2): Sam Caven

D.            Escrow Holder: First American Title Insurance Company

E.            Escrow Number: NCS-925114

F.             Title Company: First American Title Insurance Company

G.           Land: Collectively, the fee simple parcels of improved land (collectively, the “Land” and each a “Land Parcel”) legally described on Exhibits A-1 through A-3 attached hereto, located in Alameda County, California (the “County”):

1901 Harrison Street, Oakland, CA (“1901 Harrison”), legally described on Exhibit A-1

2353 Webster Street, Oakland, CA (“2353 Webster”), legally described on Exhibit A-2

2101 Webster Street , 2150 Franklin Street & 2100 Franklin Street, Oakland, CA  (“2101 Webster”), legally described on Exhibit A-3

H.           Purchase Price: Five Hundred Twelve Million Sixteen Thousand Four Hundred Eighty-Three and 22/100ths Dollars ($512,016,483.22). The Purchase Price shall be allocated among the Properties as set forth on Schedule H attached hereto (the “Allocation Schedule”).

I.                Deposit:                                                  Initial Deposit: $4,000,000

Portion of Initial Deposit constituting Independent Consideration:  $100

Additional Deposit: $20,000,000

J.              Investigation Period Expiration Date: January 17, 2019.

K.           Closing Date:  March 1, 2019, subject to any extensions of such date as are specifically provided in this Restated Agreement.

L.            Seller’s Broker: HFF (Michael Leggett)

M.         Pages to Initial: 22, 23, 34, and 39

N. Seller’s Notice Address:	c/o 4700 Wilshire Blvd.
Los Angeles, CA 90010
E-Mail: kschrader@cimgroup.com
Telephone Number: 323 860 4900
Facsimile transmission number:

With a copy to:	c/o 4700 Wilshire Blvd.
Los Angeles, CA 90010
E-Mail: generalcounsel@cimgroup.com
Telephone Number: 323 860 9542
Facsimile transmission number: 323 297 2586

Fragner Seifert Pace & Winograd, LLP
601 S. Figueroa Street, Suite 2320
Los Angeles, CA 90017
Attn: Matthew C. Fragner, Esq.
E- Mail: mfragner@fspwlaw.com
Telephone number: (310) 779-7284
Facsimile transmission number: (310) 496-2887

O. Buyer’s Notice Address:	Mayer Brown LLP
1999 K Street NW
Washington, DC 20006
Attn: Nathan McMichael
E-mail: nmcmichael@mayerbrown.com
Telephone number: (202) 263-3376

P.             Escrow Holder Notice Address:  First American Title Insurance Company

 666 Third Avenue, 5th Floor

 New York, New York 10017

 Attn: Brett Habermann

 Email: bhabermann@firstam.com

Q.           Local Time: Standard time in the County.

This Restated Agreement is entered into as of the Effective Date by and between Seller and Buyer and constitutes an agreement to purchase and sell real property, and escrow instructions directed to Escrow Holder to establish an escrow (the “Escrow”) to accommodate the transactions contemplated by this Restated Agreement.

RECITALS

A.                                    Each Seller is the owner of its respective Land Parcel, as indicated in Basic Provision “B” above, together with certain personal property located upon or used in connection with such improved Land and certain other assets relating thereto, all as more particularly described in Section 1 below. The Seller are all affiliated and under common control with each other.

B.                                    Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Properties (as defined below), subject to the terms and conditions set forth herein. Now therefore, Buyer and Sellers have agreed as follows:

TERMS AND CONDITIONS

1.                                      The Property.

Each Seller shall sell to Buyer, and Buyer shall purchase from such Seller, on all of the terms and conditions set forth in this Restated Agreement, all of Seller’s right, title and interest in and to the Property, which Property as used herein shall mean the following (each, a “Property” and, collectively, with respect to all Sellers, the “Properties”):

1.1                         Land. The Land Parcel indicated in Basic Provision “B” above as being owned by such Seller;

1.2                         Appurtenances. All rights, privileges and easements appurtenant to such Land Parcel, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under such Land Parcel, as well as all development rights and air rights relating to the Land, and all water, water rights and water stock relating to such Land Parcel, and any and all easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of such Land Parcel and, solely with respect to 2353 Webster, an undivided interest in the Common Area and the Restricted Common Area (as each is defined in the 2353 Declaration (as defined below)), any exclusive or nonexclusive easement or easements appurtenant to 2353 Webster over such Common Area or over Unit 1 (as defined in the 2353 Declaration) and all rights of the Declarant (as defined in the 2353 Declaration), in each case, as described in that certain Declaration of Covenants, Conditions and Restrictions Oakland YMCA/2353 Webster Street Condominium Oakland, California recorded May 1, 1985, as Instrument Number 85-084703 of the Official Records of Alameda County, California (including all amendments, letter agreements, modifications, supplements, renewals, extensions, addenda and/or assignments thereof, the “2353 Declaration”) (all of which are sometimes collectively referred to for each Seller and, where the context warrants, for all Sellers as the “Appurtenances”);

1.3                         Improvements. All improvements and fixtures located upon such Land Parcel, including, without limitation, all structures presently located on such Land Parcel, and all fixtures, apparatus, equipment, and appliances used in connection with the operation or occupancy thereof (all of which are collectively referred to for each Seller and, where the context warrants, for all Sellers as the “Improvements” and together with the Land and the Appurtenances, as the “Real Property”);

1.4                         Leases. All interest of each Seller, as landlord, in and to the leases of space in the Improvements, including but not limited to, all unexpired leases, subleases, office or retail rental agreements, license agreements, parking agreements, other occupancy agreements, and any other agreements for the use, possession, or occupancy of any portions of the Property (including, without limitation, signage rights) as of the Close of Escrow, including, without limitation, any security deposits and guaranties delivered in connection with any of the foregoing, together with any and all amendments, modifications and/or supplements thereto (collectively, the “Leases”), a schedule of which as of the date hereof is attached hereto as Schedule 1.4 (the “Lease Schedule”);

1.5                         Personal Property. All tangible personal property owned by each Seller, if any, located on or in or used in connection with the operation, maintenance or management of the Property (collectively, the “Personal Property”), but excluding (i) any personal property of tenants and employees, (ii) computers and associated equipment (e.g., cables, monitors, docking stations, keyboards, and printers) and leased copiers and postage machine.

1.6                         Service Contracts. All service contracts and other agreements, utility contracts and other rights relating to the ownership, use and operation of all or any part of the Property, if any, to the extent assigned to Buyer at Closing pursuant to this Restated Agreement (collectively, the “Service Contracts”);

1.7                         Permits and Licenses. All transferable permits, licenses, certificates and other governmental approvals related to the Property; and

1.8                         Intangible Property. All right, title and interest of Seller in and to the following (collectively, the “Intangible Property”) (i) any and all intangible property owned by Seller and used in the ownership, use and/or operation of the Property, including, without limitation, the right to use any trade name now used in connection with the Property, including, without limitation, the name “Center 21” in connection with 2101 Webster, website name for the exclusive use of the Property, claims against third parties, including claims against tenants for tenant improvement reimbursements, insurance proceeds and condemnation awards or claims assigned to Buyer hereunder, copies of all books and records relating to the Properties for the last three (3) years, marketing materials, and (ii) all warranties, guaranties and indemnities relating to the Improvements or Service Contracts. Notwithstanding the foregoing, “Intangible Property” shall not include (i) any rights to property tax refunds for property taxes relating to time periods prior to Close of Escrow.

2.                                      Purchase Price.   Buyer shall pay the Purchase Price at the Close of Escrow (as defined in Section 4.2 below), adjusted as set forth in this Restated Agreement.  The Purchase Price shall be allocated among the Properties in accordance with the Allocation Schedule.  Buyer may modify the Allocation Schedule from time to time so long as the amount allocated to any single Property is not modified by more than ten percent (10%) greater or less than the amount allocated to such Property as of the Effective Date, without Seller’s prior written consent. Upon Buyer’s delivery of any such notice to Seller, the Allocation Schedule shall be deemed modified in accordance with such notice.

3.                                      Payment of Purchase Price.

3.1                         Deposit.  Buyer has delivered to Escrow Holder the Deposit in accordance with the Original PSA and elected to proceed with the transaction in accordance with the Original PSA, which Deposit is non-refundable except as expressly provided in this Restated Agreement.  Escrow Holder is holding the Deposit in an interest-bearing account in accordance with the terms and conditions of this Restated Agreement.  All interest accruing on such sums shall become a part of the Deposit and shall be distributed as Deposit in accordance with the terms of this Restated Agreement.  Notwithstanding any provision of this Restated Agreement to the contrary, in no event shall Seller have any responsibility or liability to Buyer in connection with the accrual or payment of interest on any portion of the Deposit. Upon receipt of the Initial Deposit, Escrow Holder disbursed to Seller from the Initial Deposit the sum of $100.00 (the “Independent Consideration”), which Independent Consideration was fully earned by Seller and is non-refundable to Buyer, but shall be applicable to the Purchase Price at Closing.

3.2                               Nature of Deposit.  The Deposit is entirely non-refundable to Buyer, except as otherwise provided in this Restated Agreement.  The Deposit (together with any interest earned thereon while, but only while, held by Escrow Holder) shall be applied and credited to the Purchase Price at the Close of Escrow and allocated among the Properties in the same proportion that the allocated prices bear to the Purchase Price in accordance with Schedule H.

3.3                               Balance of Purchase Price.  Buyer shall deposit into Escrow the balance of the Purchase Price, as adjusted for costs and pro-rations to be made pursuant to Sections 12 and 13 of this Restated Agreement, in cash or other immediately available federal funds, no later than 11:00 AM, Local Time, on the scheduled Closing Date for the Close of Escrow.  If such funds are not timely delivered by Buyer (but Seller has otherwise complied with all Closing conditions and Closing deliverables) and as a result thereof the transaction is not deemed closed by the Escrow Holder by 1:00 PM, Local Time on the scheduled Closing Date, it shall not be a default by Buyer, so long as the Close of Escrow occurs on the Closing Date, but there shall be no modifications to the prorations or adjustments. Escrow Holder is hereby instructed by Buyer and Seller to deliver to Seller the Purchase Price at Close of Escrow, adjusted as set forth in this Restated Agreement. Buyer and Seller each agree to file all local transfer tax forms in accordance with the Allocation Schedule.

4.                                      Opening and Close of Escrow.

4.1                               Opening of Escrow.  For the purposes of this Restated Agreement, the “Opening of Escrow” shall be the date that Escrow Holder receives a fully executed original or executed counterpart copies of this Restated Agreement signed by Buyer and Seller.  Escrow Holder is instructed to notify Buyer and Seller, in writing (which may be by email transmission), of the date of Opening of Escrow.

4.2                               Escrow Instructions. The terms and conditions set forth in this Restated Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder. Seller and Buyer shall promptly execute and deliver to Escrow Holder any separate or additional escrow instructions requested by Escrow Holder that are consistent with the terms of this Restated Agreement. Any separate or additional instructions shall not modify or amend this Restated Agreement unless expressly set forth by the mutual consent of Seller and Buyer and to the extent of any conflict between this Restated Agreement and any such separate/additional instructions, the provisions of this Restated Agreement shall control.

4.3                               Close of Escrow.  For purposes of this Restated Agreement, “Close of Escrow” or “Closing” shall mean the date that a grant deed conveying the title to each Property (each a  “Deed” and collectively the “Deeds”) is recorded in the County; provided, however, that at Buyer’s option, the Closing shall occur by a “gap” style closing, with recording of the Deeds to occur on the morning immediately following the date of the Closing, in which event the parties shall execute such additional reasonable escrow instructions and indemnity agreements as are customary and requested by the Escrow Holder to allow the “gap” style Closing. The Deeds shall be executed by Seller in the form attached as Exhibit B, with the execution properly notarized in form for recordation in the public records of the County.  The Closing shall take place on or before the Closing Date, subject to the terms and conditions of this Restated Agreement.

5.                                      Investigation Period and Right of Entry.

5.1                               Investigation Period.  From and after the Original Effective Date through the Investigation Period Expiration Date (such period is referred to as the “Investigation Period”) and, thereafter, through the Close of Escrow, Buyer shall have the right to examine and investigate all aspects of each Property, including without limitation grading, settling, soil composition and condition, drainage, hydrology, existence of mold and/or Hazardous Materials (as defined below), structural aspects, easements, rights of way, feasibility, building and other permits, approvals, laws and restrictions, land use and other governmental conditions and restrictions, likelihood of condemnation, zoning matters, traffic and flight patterns, demographics, title matters, all declarations of covenants, conditions & restrictions and other documents of record affecting each Property, matters disclosed by a survey of each Property if Buyer should obtain such a survey and/or desire an ALTA extended coverage owner’s policy of title insurance, the Leases (if any), tenant quality and credit (if any), contracts that will survive Close of Escrow (if any), income and expenses of each Property and each portion thereof (if any), matters that would be disclosed by investigations of the types contemplated by Section 5.2, and all other matters related to the suitability of each Property for Buyer’s intended purposes, use and investment.  All square footages, dimensions and sizes (if any) in any materials furnished or made available by Seller are approximate.  Buyer is urged to independently verify all of such information.  Buyer also is urged to conduct its own investigations with the City and/or County in which each Property is located regarding any impact the zoning of each Property may have on Buyer’s intended use of each Property.  Seller has made available to Buyer prior to the Effective Date, copies of documents regarding each Property on the following data website: https://my.hfflp.com/doccenters?id=16160, which documents are described on the attached Exhibit D, and a preliminary title report (the “PTR”) for each Property issued by the Title Company and a copy of, or hyperlinks to, all recorded underlying documents (all of such materials so delivered or made available to Buyer are referred to collectively as the “Seller Information”).  Without limitation of any covenant, representation or warranty in this Restated Agreement, Buyer acknowledges that the Seller Information does not include and that Seller shall not be obligated to disclose to Buyer any of the following (the “Protected Information”) in Seller’s possession or available to Seller: (a) information contained in Seller’s credit reports (other than credit reports for Seller’s tenants), Seller’s credit authorizations, Seller’s credit or financial analyses or projections, steering committee sheets, account summaries or other internal documents relating to the value of any Property, including any valuation documents and the book value of any Property; (b) material which is subject to any attorney client privilege or which is attorney work product excluding (1) any items which Seller would be obligated to disclose under law, and (2) any items relating to the environmental condition of any Property; (c) appraisal reports or letters;  (d) financials of Seller or any affiliate of Seller; or (e) material which Seller is legally required not to disclose.

5.2                         Right of Entry.  Buyer and Seller acknowledge that notwithstanding execution of this Restated Agreement, that certain Access Agreement dated as of December 17, 2018, by and among Seller and SCG Global Holdings, L.L.C., remains in full force and effect and shall continue in full force and effect during the Investigation Period and, thereafter, through the Close of Escrow, and shall be co-terminous with this Restated Agreement (and Seller as Licensor shall not have the right to terminate such Access Agreement and Section 17 and Section 20 of the Access Agreement shall no longer apply), providing for Buyer’s rights and obligations with respect to entry upon each Property. In the event Closing occurs, Buyer and any parties taking title to any Property shall be jointly and severally liable for any obligations of the Licensee under the Access Agreement.  Notwithstanding the foregoing, Buyer and Seller acknowledge that the Access Agreement has terminated as of the Original Effective Date with respect to 1333 Broadway (as defined in the Access Agreement).

5.3                         Title and Survey Examination.

5.3.1                           For each Property, Buyer shall have until the Inspection Period Expiration Date (the “Title Exam Deadline”), to notify Seller, in writing, of such objections as Buyer may have to anything contained in the applicable PTR, Title Update obtained by Buyer prior to the Title Exam Deadline or the Seller’s Survey. Except as expressly set forth below in connection with any updated Survey obtained by Buyer or any Title Update, any item contained in the PTRs, any Title Update obtained by Buyer prior to the Title Exam Deadline or any matter shown on the Seller’s Surveys to which Buyer does not object in writing prior to the applicable Title Exam Deadline shall automatically and irrevocably be deemed a Permitted Exception. In the event Buyer shall notify Seller, in writing, of any such objections to title or to matters shown on the Seller’s Surveys prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. Within five (5) days after receipt of Buyer’s notice of objections, Seller shall notify Buyer in writing whether Seller elects to attempt to cure any or all of such objections. If Seller elects to attempt to cure, and provided that Buyer shall not have terminated this Restated Agreement in accordance with Section 5.7 hereof, Seller shall be obligated to “cure” (which, for purposes of this Section 5.3 shall mean to remove the same from title) prior to the Close of Escrow (provided, however, that insuring over any objection shall not be permissible without Buyer’s consent, in its sole discretion).  If Seller elects not to cure any objections specified in Buyer’s notice, , or if Seller fails to respond to Buyer’s notice, in each case, within said five (5) day period, Buyer shall have the following options: (i) to accept a conveyance of the applicable Property subject to the Permitted Exceptions and any matter objected to by Buyer which Seller so notifies (or is deemed to have notified) Buyer that it is unwilling or unable to cure (each of which shall also be deemed to be Permitted Exceptions), and without reduction of the Purchase Price; or (ii) to terminate this Restated Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Restated Agreement shall terminate and the Deposit (excluding the Independent

Consideration) shall be returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Restated Agreement. If Seller notifies Buyer that Seller does not intend to attempt to cure any title objection or fails to respond to Buyer’s notice within said five (5) day period; or if, having properly elected to cure any objection, Seller later notifies Buyer in writing that Seller will be unable to effect a cure thereof; Buyer shall, within five (5) business days after such notice has been given notify Seller in writing whether Buyer shall elect to accept the conveyance under clause (i) or to terminate this Restated Agreement under clause (ii). Buyer’s failure to notify Seller of termination of this Restated Agreement within such five (5) business day period shall be deemed to be an irrevocable election under clause (ii) to terminate this Restated Agreement.

5.3.2                           Seller shall be obligated to pay at or before Close of Escrow and eliminate and remove from title prior to Close of Escrow (a) any and all mortgages, deeds of trust, judgments and any other monetary liens for liquidated amounts, including mechanics’ and materialmen’s liens and tax liens encumbering any Property or that are an exception, and any mezzanine loans related to any Property secured by interests in any Seller, other than liens for property taxes which are not yet delinquent, and (b) exceptions or encumbrances against and which affect title to any Property which are voluntarily created by, under or through Seller after the Original Effective Date without Buyer’s consent (collectively, “Seller Mandatory Cure Items”), and all such Seller Mandatory Cure Items shall be deemed disapproved by Buyer regardless of whether they are objected to by Buyer in any written title objection notice. Seller shall provide such indemnities, bonds, guaranties or holdback amounts required by the Title Company in connection with the Seller Mandatory Cure Items (provided, however, that insuring over any objection shall not be permissible without Buyer’s consent, in its sole discretion).If Seller declines or otherwise fails to cure any Seller Mandatory Cure Item or does not use commercially reasonable efforts to attempt to cure any objection that Seller elected to attempt to cure in accordance with Sections 5.3.1 and 5.3.3 by Closing and Buyer elects to terminate this Restated Agreement, the same shall be a material default hereunder and Buyer will be entitled to recover its costs and expenses as if it were terminating due to a Seller material default pursuant to Section 14.1.  If on the Closing Date, the Property is subject to any Seller Mandatory Cure Item or any objection that Seller has elected to attempt to cure in accordance with Sections 5.3.1 and 5.3.3, Buyer may, at Closing, withhold and apply such portion of Purchase Price as is necessary to remove or satisfy any such item (together with  costs for preparing and recording and filing the instruments necessary in connection therewith), such withholding not to exceed the sum of (a) the amount necessary to payoff and discharge any mortgage or deed of trust voluntarily incurred by any Seller on any Property, plus $6,100,000.

5.3.3                     If any further updated Survey or Title Update for any Property received after the Title Exam Deadline shall disclose any additional matter not disclosed on the applicable PTR or Seller’s Survey, then within three (3) business days after Buyer’s receipt of such Title Update or updated Survey, Buyer shall notify Seller in writing of Buyer’s approval or disapproval of each additional matter not created by, through or under Buyer and, except as specified in Section 5.3.2, failure of Buyer to deliver such notice shall be deemed approval. Upon notice of such disapproval, Seller shall have a period of five (5) business days to cure such matter, provided, however, that if Buyer has not terminated this Restated Agreement in accordance with Section 5.7 hereof, if additional time is required to cure such matter, Seller, shall, at Seller’s election by written notice to Buyer, be entitled to reasonable additional time so long as Seller continues to diligently pursue such cure, including, a reasonable adjournment of the Closing (should the expiration of the initial five (5) business day cure period occur within five (5) business days of the Closing Date and only to the extent of the additional time specified herein), but in no event shall such additional time exceed ten (10) business days. If the Seller is unable or unwilling to cure such matter within such time, Buyer shall have the option of either: (i) accepting title to the applicable Property subject to such additional matters as if Buyer had not objected thereto and without reduction of the Purchase Price and such exceptions shall be deemed Permitted Exceptions hereunder or (ii) to terminate this Restated Agreement by delivering written notice to Seller within three (3) business days of such election or determination by Seller, whereupon the Deposit (excluding the Independent Consideration) shall be returned to Buyer and neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Restated Agreement. If, for any reason whatsoever, Buyer fails to give timely notice of its approval or disapproval or its election to terminate, Buyer shall be deemed to have elected to terminate this Restated Agreement.

5.4                               Conveyance of Title. At Closing, Seller shall convey and transfer to Buyer fee simple title to the Real Property subject only to those matters expressly deemed to be Permitted Exceptions elsewhere in this Restated Agreement and the following (collectively, the “Permitted Exceptions”):

5.4.1                     except for items that Seller has elected to cure pursuant to Sections 5.3.1 or 5.3.3, the exceptions (including exceptions that are part of the promulgated title insurance form) in the applicable PTR or a Title Update that the Title Company has not agreed to remove from the PTR as of the end of the Investigation Period;

5.4.2                     matters created by, through or under Buyer;

5.4.3                     except for items that Seller has elected to cure pursuant to Sections 5.3.1 or 5.3.3, items shown on the Seller’s Survey which have not been removed as of the end of the Investigation Period;

5.4.4                     the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided;

5.4.5                     local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Real Property; and

5.4.6                     items appearing of record shown in the PTR or shown on the Survey and, in either case, not objected to by Buyer or waived or deemed waived by Buyer in accordance with Section 5.3.1 hereof.

5.5                         Title Policy. At Closing, Buyer shall request that Title Company issue a CLTA owner’s extended coverage title insurance policy for each Property in the amount of the applicable allocated Purchase Price shown on the Allocation Schedule (“Title Policy”) to Buyer in accordance with the PTR or other Title Update acceptable to Buyer, insuring Buyer’s title to the applicable Real Property as of the Closing Date, subject only to the Permitted Exceptions, provided that Buyer may request an ALTA owner’s extended coverage title insurance policy and endorsements so long as Buyer pays for the increased cost of such policy and endorsements. If Buyer’s requests an ALTA owner’s extended coverage title insurance policy, Seller shall execute and deliver such affidavits, indemnities or other documentation to the Title Company reasonably necessary to cause the Title Company to issue as of the Closing Date an ALTA owner’s form of title insurance policy and endorsements in the form of the title commitment as approved by Buyer (subject only to the Permitted Exceptions).

5.6                         Intentionally Omitted.

5.7                         Right to Terminate.  Seller agrees that in the event Buyer determines (such determination to be made in Buyer’s sole discretion) that all or any Property is not suitable for its purposes, or for any other or no reason, Buyer shall have the right to terminate this Restated Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Buyer does not give notice of Buyer’s election to proceed to the Closing prior to expiration of the Inspection Period, this Restated Agreement shall automatically terminate, the Deposit (excluding the Independent Consideration) shall be returned to Buyer and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Restated Agreement. Time is of the essence with respect to the provisions of this Section 5.7. If Buyer gives Seller a notice of its election to proceed to the Closing prior to the expiration of the Inspection Period, Buyer shall no longer have any right to terminate this Restated Agreement under this Section 5.7 and shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Restated Agreement, and the Deposit shall be non-refundable to Buyer, except that Buyer shall be entitled to a return of the Deposit (excluding the Independent Consideration) if Buyer or Seller terminates this Restated Agreement in accordance with a specific right contained in this Restated Agreement (except that the Deposit shall be paid to Seller if, and only if, Seller terminates this Restated Agreement as expressly provided in Section 14.1).

5.8                         Disclosure Statement; Hazardous Substances/Conditions and Disclosures; Section 25359.7 of Health and Safety Code.  Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a buyer of the real property.  Buyer agrees that the sole inquiry and investigation Seller has conducted in connection with the environmental and seismic condition of the Property is to review those certain environmental reports and related materials (if any) delivered by Seller to Buyer (collectively, the “Existing Environmental and Seismic Reports”). In furtherance of the foregoing, (i) Buyer acknowledges Buyer’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code; (ii) Buyer is fully aware of the matters described in the Existing Environmental and Seismic Reports and the Exhibits to this Restated Agreement; and (iii) Buyer, after receiving advice of Buyer’s legal counsel, waives any and all rights Buyer may have to assert that Seller has not complied with the requirements of Section 25359.7 of the California Health and Safety Code.  By executing this Restated Agreement, Buyer has approved the Existing Environmental and Seismic Reports.

5.9                         Natural Hazard Disclosure.  Buyer and Seller acknowledge that Seller may be required under California law to disclose if the Property lies within the following natural hazard areas or zones:  (a) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (b) an area of potential flooding (California Government Code Section 8589.4); (c) a very high fire hazard severity zone (California Government Code Section 51183.5); (d) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (e) an earthquake fault zone (Public Resources Code Section 2621.9); or (f) a seismic hazard zone (Public Resources Code Section 2694).  Title Company shall engage at Seller’s cost the services of Disclosure Source, an affiliate of Title Company (which, in such capacity, is referred to herein as the “Natural Hazard Expert”), to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill Seller’s disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1102.6c(a) and to report the result of the Natural Hazard Expert’s examination to Buyer and Seller in writing no later than the Investigation Period Expiration Date.  The written reports prepared by the National Hazard Expert regarding the results of the Natural Hazard Expert’s full examination fully and completely discharges Seller from Seller’s disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Restated Agreement, the provisions of Civil Code Section 1102.4 regarding non-liability of Seller for errors or omissions not within Seller’s personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of the Natural Hazard Expert’s expertise with respect to the examination and written report regarding the natural hazards referred to above.

6.                                      Buyer’s Covenants.  Buyer hereby covenants to do the following:

6.1                         Entitlements.  Prior to the Close of Escrow, Buyer shall not make any submittals for a zoning change, variance, subdivision map, lot line adjustment or other governmental act, approval or permit with respect to the Property or submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency without Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

6.2                         Payment of Invoices.  Buyer shall pay all bills and invoices for labor, goods, materials, services and utilities of any kind relating to any Property which were contracted for by or on behalf of Buyer.

6.3                               No Contact.  Neither Buyer nor Buyer’s agents, employees, representatives, contractors and subcontractors (collectively, “Buyer’s Representatives”) shall contact any governmental agencies, tenants, or any of Seller’s vendors, consultants or contractors concerning the Property prior to the Close of Escrow without obtaining Seller’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed) and without first giving Seller the opportunity to be present at any meeting or on any telephone call; except that Buyer shall not be required to obtain any additional Seller’s consent (beyond that required pursuant to Section 5.2) for tenant interviews scheduled in accordance with Section 5.2 or prior to conducting generic due diligence (e.g., accessing public records held at a government office or governmental agency or making customary inquiries regarding the zoning status of any Property from municipal authorities or procuring a Phase I environmental site assessment), so long as Licensee is not engaging in discussions or conducting interviews regarding any Property with such governmental agency or other third party, or prior to contacting Seller’s property manager.

7.                                      Seller’s Covenants and Obligations.  Seller covenants with Buyer that, so long as this Restated Agreement remains in effect:

7.1                         No Conveyances. Through the originally scheduled Closing Date and, thereafter so long as Buyer is not in material breach of this Restated Agreement, Seller shall not make, solicit negotiate, or accept or otherwise pursue any offers to purchase or sell all or any part of the Property from any other party, whether or not binding. Seller shall cause Seller’s Broker to discontinue actively marketing the Properties for sale as of the Original Effective Date and neither Seller nor Seller’s Broker shall actively market all or any of the Properties for sale during the pendency of this Restated Agreement.

7.2                         Payment of Invoices.  Seller shall pay in full all bills and invoices for labor, goods, materials, services and utilities of any kind relating to any Property which were contracted for by or on behalf of Seller.

7.3                         Leases. During the pendency of this Restated Agreement, Seller agrees to consult with Buyer and to keep Buyer apprised on a regular basis regarding the leasing activity at such Seller’s Property (and to cause its property manager and leasing agent to do the same) so that Buyer can provide input on a real-time basis as such leasing activity occurs. The foregoing undertaking will include, without limitation, providing Buyer with advance drafts of term sheets and other agreements relating to any leasing activity (including, without limitation, a summary of all proposed tenant inducement costs and leasing commissions being requested or proposed in connection with any such leasing activity) before sharing the same with any tenant or prospective tenant so that Buyer can be actively apprised of leasing activity at each Property as it unfolds, and taking Buyer’s input into account in good faith in carrying out that leasing activity.  Seller shall not enter into or consent to any Lease or Lease termination, amendment, modification, expansion, renewal, or lease assignment or sublease for any part of any Property or premises therein, without the prior written approval of Buyer, which approval (i) shall not be unreasonably withheld or delayed prior to the Investigation Period Expiration Date, and (ii) thereafter may be granted or withheld in Buyer’s sole discretion and shall extend to applying any tenant security deposits to tenant obligations under any Lease, accepting any tendered termination of any Lease, or removing any tenant, or waiving any tenant default under any Lease or enforcing any other material rights and remedies as landlord under any Lease, provided that Buyer consent is not required for Seller to enforce such other material rights and remedies as landlord under any Lease that are necessary on an emergency basis to protect the Property from imminent physical damage or any natural person from imminent injury, as long as Seller promptly notifies Buyer of the emergency situation and the enforcement actions taken by Seller.  Buyer shall either approve or disapprove any proposed Lease termination, amendment, modification, expansion, renewal, or lease assignment or sublease for any part of any Property or premises therein submitted to Buyer for approval within five (5) business days of receipt of the same, together with tenant financial information and detail on any tenant improvement, leasing commission or other leasing costs to be incurred in connection therewith. Buyer’s failure to expressly approve or disapprove of any such proposed Lease termination, amendment, modification, expansion, renewal, or lease assignment or sublease for any part of any Property or premises therein within said five (5) business day period shall conclusively constitute Buyer’s approval of same prior to the Investigation Period Expiration Date and thereafter shall constitute rejection of the proposed action.  Seller shall deliver to Buyer, promptly after receipt by Seller, a copy of all current written default and other material notices to and from tenants during the term of this Restated Agreement.  Buyer shall, at Close of Escrow assume the obligation to pay and shall pay all Lease commissions, tenant improvement costs and other costs and expenses arising, or that shall have arisen, from or in connection with any Lease modification, amendment or lease assignment entered into with Buyer’s consent between the Original Effective Date and the Close of Escrow in accordance with this Section 7.3 and which first become due following the Close of Escrow, such obligation to survive the Close of Escrow.  Notwithstanding the foregoing, Buyer’s prior written approval shall not be required for (i) Seller’s application of tenant security deposits to the extent permitted under the applicable Lease in connection with (x) a tenant default in its obligation to pay rent first occurring after the Original Effective Date and prior to Closing and (y) the expiration of the term of the applicable lease in accordance with the terms thereof, provided tenant is not in default under such lease and (ii) the exercise by tenant of any extension, renewal, expansion or contraction right in accordance with the applicable lease to the extent Seller does not have an approval or consent right with respect to the same.

7.4                         Operation and Maintenance.  Subject to the terms and conditions of this Restated Agreement, Seller shall cause the Properties to be insured, operated, repaired and maintained in the ordinary and usual course of business and consistent with past practice, throughout the entire period from the date hereof until the Close of Escrow.  Prior to the Close of Escrow, Seller will perform its obligations under the Leases, Service Contracts, and all other agreements and contractual arrangements affecting a Property by which any Seller is bound.  In addition, Seller shall maintain in existence the licenses, permits and approvals set forth on Schedule 7.4 that are now in existence with respect to the ownership, operation or use of the Properties.  Unless expressly approved by Buyer in writing, no Seller shall perform any capital improvements at any Property other than a capital improvement project expressly required under a Lease entered into as of the Original Effective Date or as identified on Schedule 7.4 or repairs and maintenance in the ordinary and usual course of business, consistent with past practice and not exceeding $50,000 in any single instance, other than as needed on an emergency basis to protect the Property from imminent physical damage, to protect natural persons from imminent injury or to avoid Seller being in default under any Lease such that tenant has a right to terminate such Lease due to such default or if Seller could reasonably have any liability to such tenant for such failure. In the event Buyer delivers the Buyer’s Notice to Proceed, then following the Investigation Period Expiration Date and prior to the Closing (and as of the Original Effective Date and prior to Closing for the projects as noted on Schedule 7.4), Seller shall not enter into any contract or agreement respecting the Property which shall continue in effect following the Close of Escrow without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall also terminate at Closing, and Buyer shall not assume, any property management or leasing agreement affecting any Property.

Notwithstanding the foregoing, the repairs and capital improvement projects set forth on Schedule 7.4 (the “Ongoing Repairs and CI Work”) (which shall exclude tenant improvement work) shall be commenced by Seller prior to the Close of Escrow pursuant to agreements satisfactory to Buyer (“Ongoing Repairs and CI Contracts”), which Ongoing Repairs and CI Contracts (together with all applicable historical statements, bills and invoices) will be assigned to Buyer at the Closing with Buyer receiving credits for amounts remaining outstanding as of the Closing and the cost to complete such Ongoing Repairs and CI Work (the “Ongoing Work Credit”).  No later than the Final Adjustment Date, Seller and Buyer shall make a final adjustment crediting Buyer for the amount by which the cost of the Ongoing Repairs and CI Work exceeded the Ongoing Work Credit, if any, such amounts to be substantiated by applicable statements, bills and invoices for the applicable Ongoing Repairs and CI Work.  Any such net adjustment in favor of one party is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

With respect to 2353 Webster, the Unit 1 Owner under the 2353 Declaration has informed Seller that the Unit 1 Owner intends to perform certain repairs, retrofitting and other work to the elevator that provides access from 2353 Webster to the entrance of the Unit 1 Owner’s building on Broadway (the “Elevator Work”).  Pursuant to the 2353 Declaration, the owner of 2353 Webster is responsible for twenty-five percent (25%) of the cost of the Elevator Work (“2353 Webster’s Share”).  In the event the Elevator Work has not been completed and fully paid for by the Closing Date (including, without limitation, Seller’s payment to the Unit 1 Owner of the 2353 Webster’s Share of the Elevator Work), Seller shall credit to Buyer at the Closing, an amount equal to 2353 Webster’s Share of the remaining cost to complete the Elevator Work, as reasonably determined by Buyer and Seller, after crediting any payments previously made by Seller.  Prior to Closing, Seller shall deliver to Buyer all contracts relating to the Elevator Work, and evidence of any amounts paid by Seller to the Unit 1 Owner on account of the Elevator Work. No later than the Final Adjustment Date, Seller and Buyer shall make a final adjustment crediting Buyer for the amount by which the 2353 Webster’s Share of the Elevator Work exceeded the credit received by Buyer at Closing, if any, and crediting Seller for the amount by which the cost of the 2353 Webster’s Share of the Elevator Work was less than the credit, if any, such amounts to be substantiated by applicable statements, bills and invoices for the Elevator Work.  Any such net adjustment in favor of one party is to be paid in cash by the other party no later than thirty (30) days after such final adjustment has been made.

7.5                         Service Contracts. Seller shall not alter, amend or become a party to any new Service Contract unless the new Service Contract is entered into in the ordinary course, terminable on no more than thirty (30) days’ notice and such termination can occur without cause, penalty or other cost to Buyer.  Seller shall deliver to Buyer, promptly after receipt by Seller, a copy of all current written default and other material notices from the service providers under any Service Contracts.  Buyer will assume the obligations arising from and after the Closing Date under all the Service Contracts At Closing, Seller and Buyer shall split 50-50 any transfer or assignment fees or charges due in connection with Seller’s assignment to Buyer of any Service Contracts that Buyer has elected to assume under this Restated Agreement.

7.6                   Estoppel Certificates.

7.6.1                           Seller shall use its commercially reasonable efforts to deliver to Buyer an Acceptable Estoppel Certificate (as defined below) from all of the tenants of each Property.

7.6.2                           In the case of the estoppel certificates to be obtained from the tenants, an “Acceptable Estoppel Certificate” shall mean an estoppel certificate that: (i) is consistent with the terms and provisions of the copy of the applicable tenant’s Lease provided by Seller to Buyer as part of the Seller Information and the representations of Seller contained in this Restated Agreement, (ii) is substantially in the form of the estoppel attached hereto as Exhibit H-1, or in the form of estoppel attached to the applicable tenant’s Lease, if a form is so attached, or if a tenant refuses to execute an estoppel in the form attached hereto as Exhibit H-1 and such tenant’s Lease permits a different form, then in the form permitted by such tenant’s Lease, or if the tenant under the Lease is the United States of America (“Government”), either acting through the General Services Administration (“GSA”) or another agency of the Government, in the form attached hereto as Exhibit H-2 or other form promulgated by Government, (iii) except with respect to Leases with the Government (“Government Leases”), is certified to Buyer, its mortgage lender and the successors and assigns of each of them, (iv) is dated within sixty (60) days of the Close of Escrow, (v) does not claim that Seller is in material default, (vi) does not claim an offset or deduction to a tenant’s payment obligations under its Lease or obligation for payment to or from Seller, as applicable, (vii) does not make an affirmative, material claim against Seller, (viii) has all blanks completed or marked as not applicable, as appropriate, (ix) certifies that that the lease is in full force and effect and, except with respect to Government Leases, that tenant has not initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding, and (x) has all exhibits completed and attached, as applicable.  For clarification purposes, an estoppel certificate that meets the foregoing criteria shall nonetheless be an Acceptable Estoppel Certificate even though (A) a tenant modifies any statement in the estoppel certificate that it has no offset rights and/or claims and/or that Seller is not in default under the applicable lease by including a best or actual knowledge limitation, (B) if any or all guarantors of the applicable lease do not execute such estoppel, (C)  if the tenant submits an estoppel certificate without certifying the same to Buyer’s mezzanine lender, or (D) Kaiser or Pandora do not include the extra provisions set forth at the end of the form of estoppel attached as Exhibit H-1.

7.6.3                     Promptly following the Original Effective Date, Seller prepared the tenant estoppel certificates in the form attached hereto as Exhibit H for each tenant at each Property (other than for the Government Leases or tenants having a Lease that contains a form estoppel certificate, for which Seller shall complete an estoppel on the applicable form).  Prior to distributing the applicable form of tenant estoppel certificate to the tenants, Seller delivered copies of each proposed form to Buyer with all blanks completed, and Buyer had and has the right to modify it to correct Lease descriptions and any other apparent errors as necessary to be consistent with the underlying Lease.

Buyer reviewed and is reviewing such drafts and delivered and is delivering to such Seller any such modifications thereto.  Seller has delivered and is delivering the completed tenant estoppel certificates to the applicable tenants and shall deliver copies of fully executed, completed tenant estoppel certificates to Buyer as Sellers receive them.

7.6.4                     It will be a condition to Buyer’s obligation to close the transaction contemplated under this Restated Agreement that, on or before five (5) days before the Closing Date, Seller shall have delivered to Buyer Acceptable Estoppel Certificates from (i) tenants under the Leases representing at least seventy percent (70%) of the leased space at each Property (inclusive of Major Tenants), according to leased space shown in the Rent Roll attached hereto as Schedule 8.1.19 (the “Estoppel Threshold”), and (ii) from each tenant leasing 50,000 rentable square feet of space or more at any Property (each, a “Major Tenant”).

7.7                         SNDAs.  If Buyer provides Seller with appropriate documents for distribution, Seller agrees to distribute to the Tenants Subordination, Non-Disturbance and Attornment Agreements in the form requested by Buyer’s lender (the “SNDAs”).  Seller agrees to deliver SNDAs to each tenant Buyer instructs Seller to deliver an SNDA to and request that each such tenant execute and deliver the SNDA so distributed.  Seller further agrees to send follow-up requests for execution and delivery of such SNDAs to any such tenant up to two (2) times per tenant, as requested by Buyer prior to Closing, at no material cost or expense to Seller.

7.8                         GSA Leases.

7.8.1                     At Closing, Buyer and Seller shall execute and deliver a novation agreement for each Government Lease by and among the Government, Seller and Buyer regarding the applicable Lease in the form attached hereto as Exhibit I or such other then-current form promulgated by the Government (a “Novation Agreement”).  Promptly after the Closing, Buyer and Seller will cooperate with the Government to obtain the execution by Government of a Novation Agreement with respect to each Government Lease.  If prior to its execution Government requires changes to the Novation Agreements signed at Closing, then such changes shall be reasonably accommodated by Buyer and Seller.  Buyer agrees to promptly submit all information and deliveries required or requested by the Government to obtain the Novation Agreements.  Seller and Buyer agree to (i) cooperate in connection with obtaining the Novation Agreements (at each party’s own expense) and (ii) promptly perform such further acts and promptly execute and deliver such further instruments as may be reasonably required by the Government to obtain the Novation Agreements following Closing. Buyer acknowledges that as a condition to its execution of the Novation Agreements, the Government will require Buyer to have a Dun & Bradstreet D-U-N-S Number and that the Buyer be registered  in the U.S. Government’s System for Award Administration (“SAMS”).  The Buyer covenants that it shall procure such number and complete such registration

7.8.2                     The parties acknowledge that rent and other amounts payable by the Government under the Government Leases after the Closing may be paid to Seller until the Novation Agreements are finalized and executed, and, therefore, any such amounts that Seller or its agents receives that relates to a period from and after the Closing, shall be remitted promptly (but in no event longer than 5 business days after receipt by Seller or its agent) to Buyer by Seller.  In view of the foregoing, Seller shall (a) maintain its existence, D-U-N-S number, SAMS registration, and otherwise be in good standing as a Government contractor, and (b) after Closing until the Novation Agreement is signed with respect to each Government Lease, cooperate with Buyer in communication and activities required of the landlord under Government Leases, but shall not take any action or have any communications with tenants under Government Leases with respect to the Property or the applicable Lease, without Buyer’s consent, provided, however, no consent shall be required in connection with Seller’s efforts to finalize and execute the Novation Agreements.

7.9                         Personal Property.  From the Original Effective Date until Close of Escrow, Seller shall not transfer or remove any Personal Property or fixtures from the Improvements except for the purpose of repair or replacement thereof.  Any items of Personal Property or fixtures replaced after the Original Effective Date will be installed prior to Closing and will be of at least substantially similar quality and value of the item being replaced.

7.10                  No New Encumbrances; Estoppels for Existing Encumbrances.  Seller will not grant or authorize any other person or entity to grant any lien or encumbrance against any Property or enter into any agreement that creates any exception to marketable title to any Property, in each case, unless the action is the grant of a Lease in accordance with Section 7.3 or otherwise has been approved by Buyer in writing.  Seller shall deliver the estoppel certificates in the form attached hereto as Schedule 7.10 in connection with the agreements of record for the Property identified on Schedule 7.10 and shall send follow up requests up to two times at Buyer’s request.Seller shall use commercially reasonable efforts to deliver to Buyer an estoppel certificate pertaining to the 2353 Declaration, signed by the Unit 1 Owner (as defined in the 2353 Declaration), dated not more than thirty (30) days prior to the Closing and in substantially the form attached hereto as Exhibit J-1 (the “YMCA 2353 Condominium Estoppel”), provided, however, that if Seller shall fail to deliver such estoppel to Buyer prior to Closing, then Seller shall execute and deliver to Buyer at the Closing an estoppel certificate pertaining to the 2353 Declaration substantially the form attached hereto as Exhibit J-2. Notwithstanding the foregoing, if the YMCA 2353 Condominium Estoppel is delivered at Closing but without all of the provisions included, Seller shall execute and deliver to Buyer at Closing the estoppel certificate in the form of Exhibit J-2, modified by deleting the provisions that are contained in the YMCA 2353 Condominium Estoppel as delivered.

7.11                  Notices.  Seller will deliver to Buyer, promptly after receipt, any notice of violation of any laws applicable (or alleged to be applicable) to any Real Property, or any part thereof, including, without limitation, any noncompliance with Environmental Laws.

8.                                      Representations and Warranties; Releases; “As Is” Sale.

8.1                         Seller’s Representations.  Each Seller hereby represents and warrants to Buyer on the Effective Date and again on and as of the Closing Date, as follows:

8.1.1                     Organization and Authority. Seller has been duly organized and is validly existing and in good standing under the laws of Delaware and is qualified to do business in the state in which the Property is located. Seller has the full right and authority to enter into this Restated Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. This Restated Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution, delivery and performance of this Restated Agreement and the other documents to be executed and delivered by Seller hereunder have been duly authorized by all necessary action on the part of Seller and do not and will not (a) require any consent or approval that has not been obtained under Seller’s organizational documents, or (b) violate any provision of Seller’s organizational documents. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Restated Agreement, and this Restated Agreement is hereby binding and enforceable against Seller.

8.1.2                     No Breach. Seller is not in violation or default under any agreement with any third party, or under any judgment, order, decree, rule or regulation of any applicable governmental authority to which it may be subject, which violation or default will materially and adversely affect Seller’s ability to consummate the transaction contemplated by this Restated Agreement. The execution, delivery and performance of this Restated Agreement by Seller and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement or instrument by which the Property is bound or affected which would have an adverse impact on the ownership and operation of the Property by Buyer; (ii) result in the creation or imposition of any lien, charge or encumbrance, against the Property or any portion thereof; or (iii) constitute or result in the violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon Seller or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ownership or operation of the Property by Buyer.

8.1.3                           Leases. The copies of Leases (including all guarantees, amendments, letter agreements, modifications, supplements, confirmation of renewals or extensions, addenda and/or assignments thereof) and brokerage/leasing commission agreements made available to Buyer with the Seller Information are true and correct copies of all such Leases and brokerage agreements and are listed on the Lease Schedule.  Such Leases and brokerage/leasing commission agreements are in full force and effect, and binding on the tenant (and the guarantor in respect thereof, if applicable) thereunder.  There are no agreements or licenses, written or oral, with respect to any possessory rights, use or occupancy of the Property or tenancies of the Property, except as described on the Lease Schedule (as defined above) and any Lease entered into after the Original Effective Date in accordance with Section 7.3.   Except as set forth in the Lease Schedule, no tenant under any existing Lease has delivered written notice of its termination of its Lease (or the surrender of any space demised thereunder) or surrender any space currently demised under its Lease.  To Seller’s knowledge, Seller is not in material default under any Lease.  Except for collateral assignments of leases and rents in connection with Seller’s existing mortgage loan, which will be released prior to or concurrently with Closing, Seller has not assigned, or granted any pledge or encumbrance in respect of, its interest in any Lease or rents payable thereunder.  Except as set forth on Schedule 8.1.3, Seller has not sent any written notice to any tenant claiming that such tenant is in material default of any of its obligations under any Lease, which default remains uncured.  To Seller’s knowledge, no rents have been paid more than one (1) month in advance by any tenant under any Lease.  All tenant improvement work that Seller is required to construct as of the Effective Date under the Leases has been substantially completed, other than work for which Buyer receives a credit at Closing as set forth on Schedule 8.1.22.  Seller has not received written notice from any party that any existing tenant is subject to any pending actions, voluntary or otherwise, under the bankruptcy law of the United States.

8.1.4                           Service Contracts.  A complete schedule of service contracts relating to each Property is attached hereto as Schedule 8.1.4 (the “Service Contracts Schedule”). The copies of the service contracts made available to Buyer with the Seller Information are true and correct copies of all such service contracts and are in full force and effect.  Except as set forth on the Service Contract Schedule, to Seller’s knowledge, there are no defaults by Seller nor any party under the service contracts.  Except as set forth on the Service Contract Schedule, the Permitted Exceptions and the Leases, to Seller’s knowledge, there are no contracts or agreements to which Seller is a party that relate to any Property and would be binding on Buyer or any Property after the Close of Escrow.  The Service Contracts Schedule shall be updated by Seller at Closing to reflect any new Service Contracts, renewals or amendments entered into in accordance with this Restated Agreement.

8.1.5                           Pending Actions. Except as set forth on Schedule 8.1.5, Seller has  not received (i) any written notice of any claims, demands, litigation, proceedings or governmental investigations pending (A) against Seller that would prevent Seller from consummating the Closing of the sale of any Property contemplated under this Restated Agreement, or (B) directly related to any Property that will survive Closing, (ii) any written notice of any special assessments, taxes, charges, road club fees, or the imposition of any costs, charges, obligations or requirements arising out of or pertaining to roads, highways or thoroughfares and (iii) any written notice of any pending assessment, condemnation, eminent domain or similar proceeding which would affect any Property or any part thereof and to Seller’s knowledge, no such proceedings identified above are threatened in writing or pending.

8.1.6                           Notices from Governmental Authorities. Except as set forth on Schedule 8.1.6, as of the Effective Date, Seller has not received from any governmental authority written notice of any violation of any laws applicable (or alleged to be applicable) to any Real Property, or any part thereof, that has not been corrected.

8.1.7                           Patriot Act Compliance. Neither Seller nor, to Seller’s knowledge,  any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and to Seller’s knowledge, Seller is not engaging in the transaction contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transaction contemplated herein, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transaction contemplated herein, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. To Seller’s knowledge, none of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transaction contemplated herein or this Restated Agreement is or will be in violation of law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

8.1.8                           FIRPTA.  Seller is not a “foreign person” as that term is defined in the Code.

8.1.9                           ERISA. Seller is not an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity or account deemed to hold  “plan assets” of either of the foregoing (within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”). Seller is not subject to any state or local laws that are substantially similar to Title I of ERISA or Section 4975 of the Code and that would be violated by the transactions contemplated by this Restated Agreement.

8.1.10                    Insurance. Seller has not received written notice from any insurance company of any defects or inadequacies in the Property which remain uncured that would affect adversely its insurability or materially increase the cost of insurance. All such policies will terminate as of the Closing.

8.1.11                    Bankruptcy. Seller has not (i) commenced a voluntary case with respect to it or its assets, or to Seller’s knowledge had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (iii) made a general assignment for the benefit of creditors.

8.1.12                    Title. To Seller’s knowledge, except with respect to the equipment leases listed on Schedule 8.1.12, Seller (i) has title to the Personal Property to be transferred to Buyer, free and clear of all liens, encumbrances or other rights whatsoever (other than liens which will be released by Seller on the Closing Date), and (ii) owns or has the right to assign its interest in the Service Contracts and Intangibles and other property as set forth herein. Except with respect to the equipment leases listed on Schedule 8.1.12, Seller has not given to any other party any option, contract right or right of first refusal or right of first offer to acquire any interest in any portion of the Property or in the Seller.

8.1.13                    Licenses and Permits. Seller has received no written notice of any violations which remain uncured of any licenses and permits affecting any Property.

8.1.14                    Environmental. Except as set forth on Schedule 8.1.14, Seller has not received from any governmental authority having jurisdiction over the Property written notice of any material violation of any Environmental Laws (as defined below) that has not been corrected.

8.1.15                    Management Agreements. There will be no property management or asset management contract or agreement relating to the Property as of the Closing Date.

8.1.16                    Taxes. Except as set forth on Schedule 8.1.16, Seller is not actively engaged in any audit, dispute or claim now pending or threatened in writing by any governmental authority with respect to any Tax related to the Property (other than tax appeals or disputes which Seller elects to file after the Original Effective Date relating to tax periods before the Closing tax period). Except as set forth on Schedule 8.1.16, Seller has not filed notices of protest or appeal against, or commenced proceedings to recover, property tax assessments against any of the Property, tax appeals or disputes which Seller elects to file after the Original Effective Date relating to tax periods before the Closing tax period).

8.1.17                    Property Information. To Seller’s knowledge, copies of the Seller Information that have been delivered or made available to Buyer are true, correct and complete copies of all such Seller Information in Seller’s possession or control.

8.1.18                    Lease Audits.  No tenants have previously audited Seller’s books and records, which audit has not been fully and finally finalized, are currently auditing Seller’s books and records or have notified Seller that they intend to audit Seller’s books and records.  Seller has reconciled and refunded all outstanding tax amounts to and owing to existing tenants related to all tax challenges relating to each Property.

8.1.19                    Rent Roll.  The rent roll attached hereto as Schedule 8.1.19 for Seller’s Property was prepared by or for Seller in the ordinary course of its business and from the system used and relied upon by Seller in connection with the operation of its Property for the period indicated.  The Rent Rolls shall be updated by Seller at Closing to reflect any new Leases or lease expansions, renewals or amendments entered into in accordance with this Restated Agreement.

8.1.20                    Operating Statements.  The operating statements delivered or made available to Buyer in respect of its Property as part of the Seller Information were prepared by or for Seller in the ordinary course of its business and are used and relied upon by Seller in connection with its operation of its Property for the period indicated.

8.1.21                    Arrearage Schedule.  To the best of Seller’s knowledge, the information in the arrearage schedule attached hereto as Schedule 8.1.21 is true, correct and complete as of the date thereof, as prepared by or for Seller in the ordinary course of its business.The arrearage shall be updated by Seller at Closing.

8.1.22                    Leasing Commissions and Tenant Inducement Costs.  Attached hereto as Schedule 8.1.22 is (i) a true, correct and complete list as of the date shown of all unpaid leasing commissions payable by Seller as of the Effective Date with respect to the existing Leases at its Property and (ii) a true, correct and complete list as of the Effective Date of all unpaid Tenant Inducement Costs under the existing Leases at its Property.  At Closing, Seller shall update Schedule 8.1.22 to reflect all unpaid leasing commissions and Tenant Inducement Costs as of the Closing Date.  Items identified on Schedule 8.1.22 with the notation “Buyer” shall be Buyer’s responsibility and not credited against the Purchase Price.

8.1.23                    Security Deposits.  The security deposits, including letters of credit, under the Leases that are listed on Schedule 8.1.23 are all of the security deposits being held by Seller, together with any interest thereon, under the Leases (which list shall be updated by Seller at Closing to reflect the application of any security deposit by Seller after the Original Effective Date in accordance with Section 7.3).

8.1.24                    Employees.  Seller has no employees.

8.1.25                    No Unions.Neither Seller nor its manager are party to any collective bargaining agreements, union contracts or other labor agreements applicable to employees of Seller or its manager providing services at any Property.  To Seller’s knowledge, as of the date of this Restated Agreement, no representation election petition is pending with the National Labor Relations Board and no union organizing campaign involving any employee of Seller’s manager has occurred or is in progress against such manager with respect to any Property.

8.1.26                    2353 Webster Declaration.  Seller has delivered to Buyer with the Seller Information the only copy of the 2353 Declaration in Seller’s possession.  To Seller’s knowledge, the 2353 Declaration is in full force and effect, binding on Declarant, Unit 1 and Unit 2 (each used in this Section 8.1.26, as defined in the 2353 Declaration).To Seller’s knowledge, Seller is not in default under the 2353 Declaration and no event or circumstance exists that (with the passage of time and/or giving of notice) could constitute a default by Seller under the 2353 Declaration.  Except in connection with Seller’s existing mortgage loan, which will be released prior to or concurrently with Closing, Seller has not assigned, or granted any pledge or encumbrance in respect of, its interest in the 2353 Declaration.  To Seller’s knowledge, no material amounts are due and owing to Seller or by Seller under the 2353 Declaration.  To Seller’s knowledge, no condominium association or similar organization has been formed with respect to the 2353 Declaration.  To Seller’s knowledge, 2353 Webster and the improvements thereon currently comply with all material obligations, prohibitions and restrictions under the 2353 Declaration.

8.1.27                    Kaiser Lease Waiver of Signage Right; Reassessment.  Kaiser Foundation Health Plan, Inc., a California nonprofit public benefit corporation, has permanently and unconditionally waived its right to install Building Top Sign(s) (as defined in such tenant’s Lease) at 2101 Webster.  Since January 1, 2015, no transfer or assignment of 2101 Webster or any ownership interest therein has occurred that would trigger a reassessment of real property taxes for 2101 Webster under California Proposition 13.

8.1.28                    Agreements Permitting Encroachments.  With respect to that certain Resolution Granting Conditional Revocable Permit to Encroach recorded on June 13, 1986, as Instrument Number 1986-140753 in the Official Records of Alameda County, California, that certain Revocable and Conditional Permit recorded on January 25, 2006, as Instrument Number 2006-026896 in the Official Records of Alameda County, California, that certain Resolution No. 79829 C.M.S. recorded on August 9, 2006, as Instrument Number 2006-304958 in the Official Records of Alameda County, California, that certain Agreement Permitting a Conditional and Revocable Encroachment in the Public Right-of-Way recorded on November 30, 2006, as Instrument Number 2006-441248 in the Official Records of Alameda County, California, and that certain Indenture Agreement recorded on December 17, 2014, as Instrument Number 2014-308068 in the Official Records of Alameda County, California (as amended, collectively, the “Encroachment Agreements”), (i) the City has not delivered to Seller written notice of a default under, its revocation of or its termination of any of the Encroachment Agreements, and, (ii) to Seller’s knowledge,  neither Seller nor any applicable Property is in material default under any of the Encroachment Agreements.

8.1.29                    Renewal Plan.  To Seller’s knowledge,  neither Seller nor any Property is in material default under that certain The Central District Urban Renewal Plan dated as of May 27, 1969 and recorded on December 10, 1969, in Book 2529, Image 910 in the Official Records of Alameda County, California (as amended, the “Renewal Plan”).  The City has not delivered to Seller or any Property written notice of a default under the Renewal Plan.

8.1.30                    No Ground Lease.  To Seller’s knowledge, no unrecorded ground lease exists or was ever created pursuant to that certain Disposition and Development Agreement recorded on August 30, 2001, as Instrument Number 2001326786 in the Official Records of Alameda County, California, and Seller is not aware of any outstanding obligations with respect thereto.

8.1.31                    Definitive Information Statement.  CMCT (as defined herein) mailed the Schedule 14C Statement (as defined herein) to all of its shareholders on January 11, 2019.  To the extent CIM Commercial Trust Corporation (“CMCT”) or Seller, receives comments from the SEC with respect to the definitive information statement that CMCT filed on January 9, 2019 (the “Schedule 14C Statement”), Seller shall promptly deliver a copy of any such comments to Buyer and Seller shall cause CMCT to use commercially reasonable efforts to respond and resolve all such comments as promptly as practicable after such receipt and, if necessary, to make any further distributions to shareholders within five (5) days after resolving all such comments.

At the Closing, Seller shall reaffirm and restate the above representations and warranties, subject to disclosure of any changes in facts or circumstances that may have occurred since the date hereof.  As reaffirmed and restated at Closing, the aforesaid representations and warranties shall survive the Closing for a period of twelve (12) months (the “Survival Period”), after which time Seller shall have no liability with respect thereto unless Buyer shall have asserted a breach thereof in a written notice delivered to Seller prior to the expiration of the Survival Period and initiated litigation to enforce such claim within forty-five days after the expiration of the Survival Period (as such period may be extended with Seller’s written consent).

If Seller learns of any matters that make any of Seller’s representations or warranties untrue (including, when remade as of the Closing), Seller shall promptly (i.e., within two business days) disclose such matters to Buyer in writing.  Notwithstanding anything to the contrary provided hereinabove, if prior to Closing, Seller notifies Buyer, or if Buyer has actual knowledge, that there is an inaccuracy or change in any one or more of the representations and warranties made by Seller above and such inaccuracy or change, together with all other inaccuracies or changes to Seller’s representations and warranties, in the aggregate, causes, or could reasonably be expected to cause if Buyer were to Close on the acquisition of the Properties, damages or loss to Buyer of any nature in excess of $500,000 (the “Basket”), then Buyer may, at its option, either (i) terminate this Restated Agreement and, if any inaccuracy or change is the result of any Seller’s breach of a representation or warranty set forth in this Restated Agreement that is within Seller’s reasonable control, Seller shall reimburse Buyer for its out-of-pocket costs for this transaction in an amount not to exceed $500,000 or (ii) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter; provided, however, Buyer shall not be entitled to terminate this Restated Agreement pursuant to the foregoing sentence after the Investigation Period to the extent that Buyer had actual knowledge of the material inaccuracy of any such representation or warranty prior to the expiration of the Investigation Period.  In the event Buyer terminates this Restated Agreement pursuant to this paragraph, the Deposit, along with any interest earned thereon (less the Independent Consideration) shall be promptly refunded to Buyer and, except as provided in Section 14.2, neither Buyer nor Seller shall thereafter have any other rights or remedies hereunder other than obligations expressly surviving termination of this Restated Agreement.

8.2                         Limitation on Seller’s Representations and Warranties. For the avoidance of doubt, as of the Investigation Period Expiration Date, all of the representations and warranties of Seller contained herein are qualified by the Seller Information delivered by Seller to Buyer, the PTR, and any reports, investigations, surveys, tests and/or analyses or other information regarding the Properties that Seller makes available to Buyer on the data website https://my.hfflp.com/doccenters?id=16160 as of 12:00 p.m. Local Time, on January 8, 2019, all of which the parties have instructed Seller’s Broker to copy onto a [USB drive/CD-rom] and titled “Oakland Portfolio Seller Information” and deliver to Purchaser and Seller (collectively, the “Data Site Information”).  After the Investigation Period Expiration Date, in no event shall Seller be deemed to have breached any of the representations and warranties contained in this Restated Agreement to the extent the facts or conditions alleged to constitute such breach were actually known by Buyer prior to the Investigation Period Expiration Date or otherwise disclosed to Buyer in the Data Site Information.

8.3                         Knowledge of Seller.  Whenever a representation, warranty or covenant is made in this Restated Agreement on the basis of the “knowledge”  or “best knowledge” of Seller, such representation, warranty or covenant is made: (i) solely on the basis of the actual, as distinguished from implied, imputed, or constructive knowledge of the Seller’s Knowledge Party (as defined in Basic Provision “B” above) on the date that such representation or warranty is made, after inquiry of Seller’s affiliated property manager CIM Group, L.P., but without any other independent inquiry or investigation; and (ii) solely on the basis of the knowledge of Seller’s Knowledge Party, without attribution to such specific individual of facts and matters otherwise within the personal knowledge of any other former or existing affiliates, agents or employees of Seller or any third parties, except as provided above.  In no event shall Seller’s Knowledge Party have any liability under this Restated Agreement for any reason. Seller hereby represents that Seller’s Knowledge Party is the person within Seller’s organization having the most comprehensive knowledge of the matters set forth in Section 8.1 above.

8.4                         NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT FOR SELLER’S COVENANTS, REPRESENTATIONS AND WARRANTIES AS EXPRESSLY SET FORTH IN THIS RESTATED AGREEMENT AND/OR IN ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AS OF THE CLOSE OF ESCROW (COLLECTIVELY, “SELLER’S CLOSING DOCUMENTS”), BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT SELLER HAS NOT MADE AND IS NOT NOW MAKING, AND SELLER SPECIFICALLY DISCLAIMS, ANY AND ALL, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF TITLE, (II) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF (INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OF MOLD, WATER DAMAGE, FUNGI, BACTERIA AND/OR OTHER BIOLOGICAL GROWTH OR BIOLOGICAL GROWTH FACTORS), (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND TO THE EXTENT TO WHICH, THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) ZONING TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWER, GAS, TELEPHONE AND ELECTRICITY, (IX) USAGES OF ADJOINING PROPERTY, (X) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTIONS, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, (XII) INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RESTRICTIONS, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (XIII) THE PRESENCE OF HAZARDOUS MATERIALS (AS DEFINED BELOW) IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (XIV) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS OR COVENANTS, INCLUDING WITHOUT LIMITATION RENT CONTROL AND AFFORDABLE HOUSING PROVISIONS, (XV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (XVI) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE PROPERTY OR ANY PORTION THEREOF, (XVII) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (XVIII) THE STATUS OF THE CONVERSION OF THE PROPERTY TO CONDOMINIUM FORM OF OWNERSHIP, (XIX) THE EXISTENCE OR NONEXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, (XX) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE (BUYER HEREBY AFFIRMING THAT BUYER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE, INCLUDING CONDOMINIUM OWNERSHIP), (XXI) TAX CONSEQUENCES (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT, USE OR PROVISIONS RELATING TO ANY TAX CREDITS), OR (XXII) ANY OF THE OTHER MATTERS CONTEMPLATED TO BE INSPECTED OR INVESTIGATED BY IT, INCLUDING WITHOUT LIMITATION THOSE MATTERS THAT ARE DESCRIBED IN SECTION 8.5, BELOW.

8.5                         Condition of Property.  Buyer represents and warrants, which representations and warranties shall survive the Close of Escrow and not be merged with the Deed, that Buyer is a knowledgeable, sophisticated and experienced purchaser and owner of properties such as the Property or has retained or shall retain such advisors and consultants as are necessary to fully and adequately investigate all aspects of the Property, that, subject to the express covenants, representations and warranties of Seller set forth in this Restated Agreement and/or in the Seller’s Closing Documents, Buyer will have an opportunity to fully investigate the Property and all relevant aspects of it, and to conduct tests, investigations and studies as necessary to fully evaluate the Property and all aspects thereof prior to the Investigation Period Expiration Date, that Buyer has received or will have an opportunity to obtain such additional professional analyses and studies concerning the Property, on its own and through the use of consultants, as Buyer and its advisors and consultants deem prudent in reaching prior to the Investigation Period Expiration Date the decision to purchase the Property (if Buyer should elect to proceed with its purchase of the Property pursuant to Section 5.6, above).  Buyer understands and acknowledges that the Property may be subject to earthquake, fire, floods, erosion, high water table, dangerous underground soil conditions, hazardous materials and similar occurrences that may alter its condition or affect its suitability for any proposed use.  Seller shall have no responsibility or liability under this Restated Agreement with respect to any such occurrence or condition, subject to the express covenants, representations and warranties of Seller set forth in this Restated Agreement and/or in the Seller’s Closing Documents.

8.6                         No Side Agreements or Representations.   No person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that Buyer has not relied on any representation, agreement, statement, warranty, guarantee or promise made by any other person or entity purporting to represent any Seller regarding any one or more Properties or the transaction contemplated herein or the zoning, construction, physical condition or other status or attribute of the Property, except as may be expressly set forth in this Restated Agreement and/or in the Seller’s Closing Documents.  No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Restated Agreement and/or in the Seller’s Closing Documents will be valid or binding on Seller.

8.7                         Limited Liability.  Buyer on its own behalf and on behalf of its agents, members, partners, shareholders, employees, representatives, related and affiliated entities, successors and assigns (collectively, the “Buyer Parties”) hereby agrees that in no event or circumstance shall any of the shareholders, members, partners, employees, representatives, officers, directors, agents, property management company, or affiliated or related entities of Seller or of Seller’s property management company, namely CIM Group, L.P. and its affiliated entities, exclusive of Seller and CIM Commercial Trust Corporation, have any personal liability under this Restated Agreement or to any of Buyer’s lenders in connection with the Property.  Seller on its own behalf and on behalf of its agents, members, partners, shareholders, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the shareholders, members, partners, employees, representatives, officers, directors, agents, or affiliated or related entities of Buyer have any personal liability under this Restated Agreement.

8.8                         Release.   Buyer on its own behalf and on behalf of each of the Buyer Parties hereby agrees that, except as to the “Excepted Matters” (as hereinafter defined), each of Seller, Seller’s shareholders, partners or members, as the case may be, and each of their respective partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliated and related entities, heirs, successors and assigns (collectively, the “Releasees”) shall be, and are hereby, fully and forever released and discharged by Buyer from any and all liabilities, losses, claims, demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”) with respect to any and all Claims that Buyer or any Buyer Party has, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property as of the Close of Escrow, including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials (as hereinafter defined) on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, in each case latent or otherwise, (ii) any patent or latent defects or deficiencies with respect to the Property, (iii) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, (iv) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property, and (v) any construction defects, errors, omissions or other conditions, latent or otherwise, affecting the Property, or any portion thereof.  This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller.  Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal superfund laws, 42 U.S.C. Sections 9601 et seq. or any applicable state or local law, statute, regulation or ordinance (as such may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims released as described above.  As to the release provided for above, Buyer expressly waives the benefit of any statute that provides that a general release does not release claims not known to the releasing party at the time of the release and all similar provisions or rules of law, including without limitation California Civil Code Section 1542:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”

Buyer elects to and does assume all risk for such Claims so released heretofore and hereafter arising, whether now known or unknown by Buyer. In this connection and to the extent permitted by law, Buyer hereby agrees, which agreement shall survive the Close of Escrow and not be merged with the Deed, that (i) Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and (ii) the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses, other than the Excepted Matters.  Without limiting the foregoing, if Buyer has actual knowledge (such knowledge shall include all Data Site Information disclosed to Buyer) of (a) a default in any of the covenants, agreements or obligations to be performed by Seller under this Restated Agreement and/or (b) any breach or inaccuracy in any representation of Seller made in this Restated Agreement, and Buyer nonetheless elects to proceed to close Escrow, then, upon the consummation of the Close of Escrow, Buyer shall be conclusively deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against Seller or hereunder with respect thereto.

As used herein, the “Excepted Matters” shall mean Claims resulting from a breach or default by or indemnity obligation of Seller under this Restated Agreement and/or any of the Seller’s Closing Documents.

Seller has given Buyer material concessions regarding this transaction in exchange for agreeing to the provisions of this Section 8.8.  Seller and Buyer have each initialed this Section 8.8 to further indicate their awareness and acceptance of each and every provision hereof.  The provisions of this Section 8.8 shall survive the Close of Escrow and shall not be deemed merged into any instrument or conveyance delivered at the Close of Escrow.

Buyer’s Initials	Seller’s Initials

As used herein, “Hazardous Materials” means any pollutants, hazardous or toxic substances or wastes, or contaminated materials including oil and oil products, asbestos, urea formaldehyde and all other materials and substances designated or regulated as hazardous or toxic substances or wastes, pollutants or contaminated materials under any Environmental Law (as hereinafter defined).  As used herein, “Environmental Laws” means the Clean Water Act, Clean Air Act, Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and all other Federal, State or local environmental statutes, rules and regulations as enacted or amended from time to time and all licenses, permits, certificates or like authorizations promulgated under any of the foregoing.

8.9                         AS-IS Condition of Property.  Buyer specifically acknowledges that prior to the Close of Escrow, it and its agents and representatives will have had an opportunity to thoroughly inspect the Properties and observe the physical characteristics and condition of the Properties.  Notwithstanding anything to the contrary contained in this Restated Agreement, Buyer further acknowledges and agrees that Buyer is purchasing the Property subject to all applicable laws, rules, regulations, codes, ordinances and orders.  By Buyer purchasing the Property, and upon the occurrence of the Close of Escrow, except for the Excepted Matters, Buyer waives any and all right or ability to make a claim of any kind or nature against any of the Releasees for any and all deficiencies or defects in the physical characteristics and condition of the Property and expressly agrees to acquire the Property with any and all of such deficiencies and defects and subject to all matters disclosed by Seller herein or in any separate writing with respect to the Property.  Buyer further acknowledges and agrees that except for any covenants, representations and warranties of Seller expressly made by Seller in this Restated Agreement and/or in any of the Seller’s Closing Documents neither Seller nor any of Seller’s employees, agents, representatives or other Releasees have made any representations, warranties or agreements by or on behalf of Seller of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matters concerning the Property, the condition of the Property, the size of the Property, the size of the improvements thereon (including without limitation, any discrepancies in the actual rentable square footage of any leased premises within the improvements), the present use of the Property or the suitability of the Property for Buyer’s intended purposes, use or investment, in each case, on which Buyer shall rely.  Subject to the express covenants, representations and warranties of Seller set forth in this Restated Agreement and/or in the Seller’s Closing Documents, Buyer hereby acknowledges, agrees and represents that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, “AS IS”, “WHERE IS” AND WITH ALL FAULTS, and that no patent or latent defect or deficiency in the condition of the Property whether or not known or discovered, shall affect the rights of either Seller or Buyer hereunder, nor shall the Purchase Price be reduced as a consequence thereof.  Subject to the express covenants, representations and warranties of Seller set forth in this Restated Agreement and/or in the Seller’s Closing Documents, the Seller Information shall be deemed furnished as a courtesy to Buyer but without any warranty of any kind from or on behalf of Seller.  Buyer hereby represents and warrants to Seller that Buyer prior to the Close of Escrow will have had an opportunity to perform, an independent inspection and investigation of the Property and operative or proposed governmental laws and regulations including without limitation, land use laws and regulations to which the Property may be subject.  Buyer further represents that, except for any covenants, representations and warranties expressly made by Seller in this Restated Agreement and/or in any of the Seller’s Closing Documents, it shall acquire the Property solely upon the basis of its independent inspection and investigation of the Property, including without limitation, its independent investigation and inspection as to (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, soils, geology and groundwater, or whether the Property lies within a special flood hazard area, an area of potential flooding, a very high fire hazard severity zone, a wildland fire area, an earthquake fault zone or a seismic hazard zone, (ii) the dimensions or lot size of the Property or the square footage of the improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, the Property or its use, habitability, merchantability, or fitness, or the suitability, value or adequacy of the Property for any particular purpose, (iv) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property, (v) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or regulatory agency or authority or of any other person or entity (including, without limitation, Environmental Laws and the American with Disabilities Act), (vi) the ability of Buyer to obtain any necessary governmental approvals, licenses or permits for Buyer’s intended use or further development of or improvements on the Property, (vii) the presence or absence of Hazardous Materials on, in, under, above or about the Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements, (ix) the condition of title to the Property, (x) the leases, contracts or any other agreements affecting the Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to the Property, (xi) Seller’s ownership of the Property or any portion thereof, (xii) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of the property, (xiii) the manner or quality of the construction or materials, if any, incorporated into the Property, (xiv) the content, completeness or accuracy of the due diligence materials or the PTR, (xv) the conformity of the improvements to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to Buyer, (xvi) the conformity of the Property to past, current or future applicable zoning or building requirements, (xvii) deficiency of any undershoring or drainage with respect to the Property, and (xviii) any of the other matters described in Section 8.1.  Without limiting the generality of the foregoing, Buyer expressly acknowledges and agrees that Buyer is not relying on any representation or warranty of Seller, nor any other Seller Releasee, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of Buyer except as expressly provided in this Restated Agreement and/or in the Seller’s Closing Documents.  Buyer further acknowledges and agrees that Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to the Seller or any member, partner, officer, employee, attorney, property manager, agent or broker of Seller, except as expressly provided herein.  Buyer acknowledges that the Purchase Price has been fully negotiated by the parties hereto so as to reflect the “AS IS,” “WHERE IS” and WITH ALL FAULTS nature of the purchase and sale transaction described herein, and any faults, liabilities, defects or other adverse matters that may be associated with the Property.  All of Buyer’s representations, warranties, acknowledgements, agreements, understandings and other statements contained in this Section 8.9 shall survive the Close of Escrow in perpetuity, shall not merge with the Deed or any other closing documents and shall be deemed incorporated into the Deed.

By initialing below, Buyer acknowledges that (a) this Section 8.9 has been read and fully understood, (b) Buyer has had the chance to ask questions of its counsel about its meaning and significance, and (c) Buyer has accepted and agreed to the terms set forth in this Section 8.9.

Buyer’s Initials	Seller’s Initials

Except as otherwise provided in this Restated Agreement, any reports, repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property or to cure any violations of law or to comply with the requirements of any insurer.  The provisions of this Section 8.9 shall survive the Close of Escrow and shall not be deemed merged into any instrument or conveyance delivered at the Close of Escrow.

8.10                  Buyer’s Representations, Warranties and Covenants.  In addition to Buyer’s other representations, warranties and covenants set forth elsewhere in this Restated Agreement, Buyer hereby represents, warrants and covenants that:

8.10.1                    Formation; Authority.  Buyer is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  Buyer has full power and authority to enter into this Restated Agreement and the instruments herein, and to consummate the transactions contemplated hereby.  All requisite action has been taken by Buyer in connection with the entering into of this Restated Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.  The individuals executing this Restated Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

8.10.2                    Due Execution.  This Restated Agreement and all other documents executed and delivered by Buyer pursuant to this Restated Agreement shall constitute the legal, valid and binding obligations of Seller in accordance with the terms of each instrument.  To the best of Buyer’s knowledge, this Restated Agreement and all other instruments delivered by Buyer pursuant to this Restated Agreement (a) do not conflict with or constitute a default under any indenture, agreement or other instrument to which Buyer is a party or by which Buyer, or any officers or directors of Buyer may be bound, and (b) are not threatened with invalidity or enforceability by any action, proceeding or investigation pending or threatened by or against Buyer, or any officer or director of Buyer.

8.10.3                    ERISA. Buyer does not hold Plan Assets and shall not hold Plan Assets as of the Close of Escrow.

8.10.4                    OFAC.  Buyer is not now, and shall not at any time until the Close of Escrow be a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Restated Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.  Neither Buyer nor, to Buyer’s Knowledge, any Person who owns a greater than 25% interest in Buyer (collectively, a “Buyer Party”) does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by OFAC; Buyer is not directly owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Buyer under the terms of this Restated Agreement will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions.

8.10.5                    Buyer’s Funds.  Buyer has taken, and shall continue to take until the Close of Escrow, such measures as are required by law to assure that all funds tendered by or on behalf of Buyer to the Seller pursuant to or in connection with this Restated Agreement, whether on account of the Purchase Price or otherwise, are derived (i) from transactions that do not violate or contravene United States law in any way nor, to the extent such funds originate outside the United States, do not violate or contravene the laws of the jurisdiction in which they originated in any way, including without limitation anti-money laundering laws; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated, in each case, such that the transactions contemplated in this Restated Agreement is not or will not be in violation of law.

8.10.6                    Patriot Act.  Neither Buyer nor, to Buyer’s knowledge, any Buyer Party, (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations, including without limitation the Patriot Act or Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any United States government-provided list of known or suspected terrorists or terrorist organizations.

Buyer’s representations, warranties and covenants set forth above shall survive the Close of Escrow for the Survival Period.

8.11                  Governmental Approvals.  Except as may be expressly set forth in this Restated Agreement, Buyer’s obligation to purchase the Property shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.

9.                                      Conditions to Close of Escrow.

9.1                         Buyer’s Conditions.  Buyer’s obligation to purchase the Properties and to close Escrow is subject to and conditioned upon the satisfaction or Buyer’s written waiver of each of the following conditions at or before the Close of Escrow:

9.1.1                           For each Property, the Title Company shall have unconditionally and irrevocably committed to issue an ALTA extended coverage owner’s policy of title insurance (each, an “Owner Policy”) with a liability amount not less than the applicable allocated Purchase Price shown on the Allocation Schedule, naming Buyer, as the insured, showing fee simple title to such Property to be vested in Buyer, subject only to the Permitted Exceptions.

9.1.2                           Each Seller’s timely delivery to Escrow Holder of the items described in Section 10.1 below.

9.1.3                           Each Seller not being in default in the performance of any of its obligations in any material respect under this Restated Agreement as of the Close of Escrow.

9.1.4                           All representations and warranties of each Seller set forth in this Restated Agreement, as they may be amended or deemed amended or modified with Buyer’s acceptance pursuant to the terms of the last paragraph of Section 8.1 of this Restated Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects when remade as of the Close of Escrow.

9.1.5                           Seller shall have delivered to Buyer (i) a sufficient number of Acceptable Estoppel Certificates to satisfy the Estoppel Threshold requirement in Section 7.6.4, and (ii) an Acceptable Estoppel Certificates from each Major Tenant.

9.1.6                           There shall be no pending legal action against any Seller that seeks to prevent, make illegal, enjoin or prohibit the sale of the Properties to Buyer.

9.1.7                           If the SEC notifies Seller or CMCT of its intent to review or comment on or otherwise provides comments to the Schedule 14C Statement prior to Closing, CMCT shall have determined in good faith that it has resolved all such comments and, if CMCT determines that a supplemental mailing to the Schedule 14C Statement is necessary in connection with the resolution of such comments, twenty (20) days shall have elapsed since such mailing by CMCT to the stockholders of CMCT.  If the foregoing condition is not fulfilled on or before the scheduled Close of Escrow contemplated in Section 4.2, Buyer, at its option, may either (i) adjourn Closing and extend the Closing Date for thirty (30) days to allow the satisfaction of such condition, and if the foregoing condition is not fulfilled on or before the expiration of such thirty (30) days, Buyer may adjourn Closing and extend the Closing Date for an additional thirty (30) days to allow the satisfaction of such condition, or (ii) terminate this Restated Agreement, whereupon Escrow Holder shall promptly return to Buyer the Deposit, along with any interest earned thereon, less the Independent Consideration, and neither party shall have any further rights or obligations under this Restated Agreement, except those that expressly survive the termination of this Restated Agreement, except that if the failure of any such condition specified in this Section 9.1.7 is a breach or default by Seller, then Buyer shall have such rights and remedies as are provided in this Restated Agreement upon the occurrence of such breach or default by Seller.  Notwithstanding the foregoing, if Buyer elects to adjourn Closing and extend the Closing Date pursuant to option (i) in the immediately preceding sentence, Buyer, at its option, may terminate this Restated Agreement pursuant to option (ii) in the immediately preceding sentence at the expiration of the first thirty (30) day extension only.  At the expiration of the second thirty (30) day extension, if the foregoing condition is not fulfilled, this Restated Agreement shall automatically terminate, the Deposit (excluding the Independent Consideration) shall be returned to Buyer, Seller shall reimburse Buyer for its out-of-pocket costs incurred in connection with this Restated Agreement and the transactions contemplated by this Restated Agreement up to and not exceeding One Million and 00/100ths Dollars ($1,000,000.00) and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Restated Agreement.

9.1.8                           The Closing of the sale of all of the Properties must occur simultaneously, and Seller shall not have the right to sell any Property without the sale of each of the other Properties.

The terms of this Section 9.1 are solely for the benefit of Buyer, and Seller shall have no additional right or remedy hereunder as a result of the exercise by Buyer of any of its rights under this Section 9.1.  Other than as set forth in Section 9.1.7, if any of the foregoing conditions is not fulfilled on or before the scheduled Close of Escrow contemplated in Section 4.2, Buyer, at its option, may either (i) elect to complete the transactions contemplated by this Restated Agreement, (ii) delay the Close of Escrow for up to thirty (30) days to allow the satisfaction of any unsatisfied condition, or (iii) terminate this Restated Agreement, whereupon Escrow Holder shall promptly return to Buyer the Deposit, along with any interest earned thereon, less the Independent Consideration, and neither party shall have any further rights or obligations under this Restated Agreement, except those that expressly survive the termination of this Restated Agreement, except that if the failure of any such condition specified in this Section 9.1 is a breach or default by Seller, then Buyer shall have such rights and remedies as are provided in this Restated Agreement upon the occurrence of such breach or default by Seller.

9.2                         Seller’s Conditions.  Seller’s obligation to sell the Properties and to close the Escrow is subject to and conditioned upon the satisfaction or Seller’s written waiver of each of the following conditions at or before the Close of Escrow:

9.2.1                           Buyer’s timely delivery into Escrow of all sums and documents required from Buyer to close Escrow, as set forth in Sections 2 and 3 above and Section 10 below.

9.2.2                           Buyer’s timely delivery to Escrow Holder of the items described in Section 10.2 below.

9.2.3                           Buyer not being in default in the performance of any of its material obligations under Section 6 above.

9.2.4                           All representations and warranties of Buyer set forth in this Restated Agreement, as they may be amended or deemed amended or modified with Seller’s acceptance pursuant to the terms of this Restated Agreement, shall be true and correct in all material respects as of the Close of Escrow.

9.2.5                           The Closing of the sale of all of the Properties must occur simultaneously, and Buyer shall not have the right to acquire any Property without the acquisition of each of the other Properties.

9.2.6                           If the SEC notifies Seller or CMCT of its intent to review or comment on or otherwise provides comments to the Schedule 14C Statement prior to Closing,  CMCT shall have determined in good faith that it has resolved all such comments and, if CMCT determines that a supplemental mailing to the Schedule 14C Statement is necessary in connection with the resolution of such comments, twenty (20) days shall have elapsed since such mailing by CMCT to the stockholders of CMCT; provided, however, that nothing contained in this Section 9.2.6 shall affect Buyer’s right to delay the Close of Escrow or terminate this Restated Agreement contained in Section 9.1.7.

Seller shall have the right to adjourn Closing and extend the Closing Date for up to ten (10)

business days to allow the fulfillment of any condition precedent in this Section 9.2 to occur.  If the conditions precedent have not occurred within such ten (10) business day period, Seller shall have the right to terminate this Restated Agreement, in which case Buyer shall be entitled to the return of the Deposit.  The terms of this Section 9.2 are solely for the benefit of Seller, and Buyer shall have no additional right or remedy hereunder as a result of the exercise by Seller of any of its rights under this Section 9.2.

10.                               Deliveries to Escrow Holder.

10.1                  Seller’s Deliveries.  Seller shall deliver or cause to be delivered to Escrow Holder by 11:00 AM, Local Time, on or prior to the scheduled date of the Close of Escrow the following documents:

10.1.1                    A Deed for each Property, duly executed and acknowledged by the applicable Seller, in the form of Exhibit B;

10.1.2                    A counterpart assignment and assumption of leases and contracts in the form of Exhibit E for each Property pursuant to which the applicable Seller shall assign to Buyer such Seller’s right, title and interest in the Leases and Service Contracts for such Property as of the Close of Escrow (“Assignment and Assumption of Leases and Contracts”);

10.1.3                    A bill of sale for each Property, duly executed by the applicable Seller, in the form of Exhibit F (the “Bill of Sale”);

10.1.4                    A counterpart general assignment for each Property, duly executed by the applicable Seller, in the form of Exhibit G (the “General Assignment”);

10.1.5                    A certification duly executed by each Seller under penalty of perjury in the form of Exhibit C stating that Seller is not a foreign corporation, a foreign partnership, a foreign trust, or a foreign estate, as those terms are defined in the Internal Revenue Code and the income tax regulations promulgated under the Internal Revenue Code, together with any required state form removing the obligation to withhold any portion of the proceeds;

10.1.6                    A certificate signed by Seller indicating that the representations and warranties set forth in Section 8.1 are true and correct as of the Close of Escrow, or, if there have been changes, describing such changes;

10.1.7                    Written notice executed by each Property’s property manager and addressed to the tenants stating that Buyer has acquired the Property and instructing the tenants to pay all future amounts owed under the Leases to Buyer, in a form mutually acceptable to Seller and Buyer;

10.1.8                    Customary owner’s affidavits for the Title Company as reasonably required for issuance of each Owner Policy, and such proof of Seller’s authority and authorization to enter into this Restated Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of each Seller to act for and bind such Seller, as may be reasonably required by Title Company;

10.1.9                    Documentary evidence of the termination or notice of termination, as applicable, of (i) all existing property management agreements and leasing agreements relating to all Properties, and (ii) all Service Contracts required to be terminated pursuant to Section 5.11;

10.1.10             Such disclosures and reports as are required from each Seller by applicable state and local law in connection with the conveyance of the Real Property and Personal Property being conveyed by such Seller hereunder;

10.1.11             An executed closing statement consistent with this Restated Agreement in the form required by Escrow Agent;

10.1.12    A Novation Agreement for each Government Lease signed by Seller in the form attached hereto as Exhibit I;

10.1.13    Seller’s written resignation of the 2353 Owner’s representative, as owner of Unit 2 (as defined in the 2353 Declaration), to the Committee established under the 2353 Declaration, and appointment of a replacement representative designated by Buyer; and

10.1.14    Such additional documents as Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Restated Agreement.

10.2      Buyer’s Deliveries. At or before 11:00 AM, Local Time on the scheduled date of the Close of Escrow, Buyer shall deliver or cause to be delivered to Escrow Holder:

10.2.1       A counterpart of each Assignment and Assumption of Leases and Contracts;

10.2.2       A counterpart of each General Assignment;

10.2.3       Such proof of Buyer’s authority and authorization to enter into this Restated Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company; and

10.2.4       A Novation Agreement for each Government Lease signed by Buyer in the form attached hereto as Exhibit I.

The parties hereto shall jointly deposit any required transfer declarations or declarations of value and appropriate closing statements, and Seller shall deliver State form 593-C, all in form and to the extent reasonably requested by Escrow Holder.  Seller shall also deliver to Buyer at Closing originals of the Leases, Service Contracts, warranties, guaranties, licenses and permits (and copies if originals are not in the possession of Seller or Seller’s agents), including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property; all keys, combinations and codes to all locks on each Property; the books and records for each Property; originals (or copies if the original is not available) of all warranties and guaranties relating to such Property; and copies of all plans drawings, specifications, surveys and other technical descriptions for each Property.

Buyer shall deliver all sums that Buyer is required to deliver to Escrow Holder pursuant to Sections 2, 3, 11 and 12 in order to close Escrow to Escrow Holder by 1:00 PM Pacific Time on the date of the Close of Escrow, so long as no Seller default shall exist.

Possession of the Properties shall be delivered to Buyer upon Close of Escrow, subject to all tenants in possession under the Leases.

11.          Costs and Expenses.  At the Close of Escrow, Seller shall pay one-half of the applicable City documentary transfer taxes payable upon recording the Deed, all of the applicable State and County documentary transfer taxes payable upon recording the Deed, one-half (½) of the fee charged by Escrow Holder and one-half (1/2) of the recording fees for the Deed. Buyer shall pay one-half (1/2) of the fees charged by Escrow Holder, one-half of the applicable City documentary transfer taxes payable upon recording the Deed, all premiums for the Owner’s title insurance coverage, the cost of any endorsements to the Owner’s title insurance policy and one-half (1/2) of the recording fees for the Deed. Buyer hereby acknowledges that its ability to obtain title insurance in excess of an ALTA extended coverage owner’s policy without endorsements is not a contingency of this Restated Agreement or a condition to the enforceability against Buyer of its purchase obligations and other covenants set forth herein). Buyer and Seller shall each pay all fees incurred in connection with this transaction for their respective counsel retained by each.

12.          Post Closing Adjustments.

12.1      Adjustments.  In executing this Restated Agreement, the parties have made appropriate adjustments regarding obligations with respect to tenant improvements, rents, taxes and other matters.  The parties agree that the adjustments they have made shall not be revisited, except that if any errors or omissions were made regarding the adjustments set forth below, the parties shall make the appropriate corrections promptly upon discovery, provided that the error or omission is discovered on or before April 30 in the calendar year following the year in which Close of Escrow occurs (the “Final Adjustment Date”).  Any error or omission not discovered within that period shall not be subject to adjustment.  The amount necessary to correct any adjustment that is to be corrected under the foregoing shall be paid in cash to the party entitled to the amount in question.  The parties’ obligations under this Section 12.1 shall survive the Close of Escrow.

12.1.1       Tenant Expense Charges.

(i)            Calendar Year 2019. All amounts received by Buyer from tenants as interim payments for maintenance and operating costs, real estate taxes, utilities, amortized capital, insurance and similar amounts (collectively, “Tenant Expense Charges”) on or after the Close of Escrow for the calendar year 2019 shall be retained by Buyer until the year-end adjustment and determination of Seller’s allocable share thereof as of the Final Adjustment Date.  No later than the Final Adjustment Date, Seller’s allocable share of actual Tenant Expense Charges for the calendar year 2019 for Leases in effect and pursuant to which tenants are required to pay Tenant Expense Charges as of the Close of Escrow shall be determined by multiplying the total payments due from each tenant for such fiscal year (the sum of estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is Seller’s actual cost of providing common area maintenance services and taxes (as the case may be) prior to the Close of Escrow (within that portion of the fiscal year prior to the Close of Escrow in which the applicable Lease is in effect and the tenant thereunder is required to pay Tenant Expense Charges), and the denominator of which is the cost of providing such services and paying such taxes for the entire fiscal year (or that portion of the fiscal year in which the applicable Lease is in effect and the tenant thereunder is required to pay Tenant Expense Charges).  Seller shall not be entitled to Tenant Expense Charges under Leases with respect to which tenants are not required to pay Tenant Expense Charges prior to the Close of Escrow; provided, however, that with respect to Government’s obligation to pay real estate taxes in excess of the base real estate tax amount under the Government Leases, Government pays such excess at year-end, and Buyer shall pay to Seller promptly upon receipt Seller’s portion of any such excess.  If, on the basis of amounts actually incurred and the estimated payments received by Seller for Tenant Expense Charges for the calendar year 2018, Seller has retained amounts in excess of its allocable share, it shall remit, within thirty (30) days after notice from Buyer of the excess owed Buyer, such excess to Buyer.  If, on the basis of the foregoing amounts, Seller has retained less than its allocable share of such amounts (the “Seller Shortfall”), Buyer shall attempt to collect the Seller Shortfall from the tenants of the Property and, to the extent collected by Buyer, Buyer shall promptly remit the Seller Shortfall, net of reasonable costs of collection, including without limitation, reasonable attorneys’ fees, to Seller.  Buyer shall not be obligated to expend any funds or commence legal proceedings to collect any Seller Shortfall.

(ii)           Calendar Year 2018.  Buyer and Seller acknowledge that Seller has delivered a preliminary reconciliation of the amounts of all Tenant Expense Charges for calendar year 2018.  After Closing, Seller shall cooperate with Buyer to determine the final amount of the Tenant Expense Charges for calendar year 2018 and the adjustments with the tenants under leases with respect thereto.  If, based on the final amount of the Tenant Expense Charges for calendar year 2018, Seller was paid amounts in excess of the agreed upon credit to Buyer at Closing, it shall remit such excess to Buyer, within ten (10) days after notice from Buyer.  If, on the basis of the foregoing amounts, there is a Seller Shortfall for calendar year 2018, Buyer shall attempt to collect the Seller Shortfall from the tenants of the Property and, to the extent collected by Buyer, Buyer shall promptly remit the Seller Shortfall, net of reasonable costs of collection, including without limitation, reasonable attorney’s fees, to Seller.  Buyer shall not be obligated to expend any funds or commence legal proceedings to collect any Seller Shortfall.

Seller shall remain responsible for amounts owed to any tenants at each Property in respect of Tenant Expense Charges for time periods before the Close of Escrow, and Seller shall indemnify, defend and hold Buyer harmless from and against any claims, suits or demand brought against Buyer by any tenant in connection with any such amounts, and Buyer shall be responsible to tenants for any Tenant Expense Charges owed to any Tenant for time periods after the Close of Escrow.

12.1.2       Percentage Rent.  Any percentage rent received from a tenant after the Close of Escrow shall be applied as follows:  (a) Buyer shall be entitled to a pro-rata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal year period that Buyer owned the Property and (b) Seller shall be entitled to a pro-rata portion of such percentage rent payment based on the number of days within the applicable percentage rent period that Seller owned the Property.

12.1.3       Leasing Costs.  Leasing commissions and Tenant Inducement Costs (as defined below) shall be allocated according to whether such obligations arise in connection with Leases, including amendments, confirmations of renewals, extensions or expansions, executed prior to the Original Effective Date (collectively, “Existing Leasing Costs”), or Leases and amendments, renewals, extensions or expansions entered into after the Original Effective Date, in each case, in accordance with the terms and provisions of Section 7.3 (“New Leasing Costs”).  In the event that, prior to Close of Escrow, Seller enter into any agreement(s) to perform tenant improvements constituting New Leasing Costs and the work under such contract(s) have not been completed and fully paid for by the Closing Date, Seller shall assign all such agreements for such uncompleted tenant improvements to the Buyer at the Close of Escrow together with written verification by the applicable contractor of the amounts remaining to be paid under such agreement(s).  No later than the Final Adjustment Date, Seller and Buyer shall make a final adjustment crediting Buyer for the amount by which the cost of such landlord work exceeded the credit previously extended to Buyer, if any, and crediting Seller for the amount by which the cost of such landlord work was less than the credit, all such amounts to be substantiated by applicable statements, bills and invoices. As used herein, “Tenant Inducement Costs,” shall mean payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement or concession, including, without limitation, tenant improvement costs, design, refurbishment and other work allowances, lease buyout costs, and moving allowances, but shall exclude free or abated rent that is in the nature of a tenant inducement or concession other than free or abated rent that is attributable to the Leases with the following tenants: the United States of America (Social Security Administration), and SMTD Law, LLP, a California limited liability partnership.

12.1.4     Utilities.  Seller and Buyer shall endeavor to have all meters for utilities servicing each Property and not billed directly to any tenant or other third party, including (without limitation) water, sewer, gas and electricity, read for the period to and including the day of the Close of Escrow.  To the extent this is unavailable, Seller shall credit Buyer based on the average utility expense of the previous three (3) months prior to closing, and no later than the Final Adjustment Date, Seller and Buyer shall make a final adjustment based on the actual utility bills for such services.

12.1.5     Contracts.  Fees and charges under such of the Service Contracts, licenses and permits being assigned to and assumed by Buyer at the Closing shall be adjusted no later than the Final Adjustment Date, based on the actual fees and charges paid.

12.1.6     Refunds.  All refunds of any amounts relating to the period of time prior to the Closing Date, including, without limitation, real property taxes, utility refunds and the like, shall be paid to Buyer to the extent required (whether the requirement arises before or after Close of Escrow) to be refunded to the tenants under Leases.  To the extent any excess amounts remain after refunding tenants, Buyer will pay such excess amount to Seller.

12.2      Post-Closing Obligations.

12.2.1     As of the Close of Escrow, Seller shall have paid all real property taxes then due and payable.  Seller shall be responsible for all taxes and assessments levied against the Property and applicable to the period through and including the day prior to the Close of Escrow, and Buyer shall be responsible for all taxes and assessments levied against the Property and applicable to the period from and after the date of Close of Escrow.  Seller reserves the right to meet with governmental officials and to contest any assessment or reassessment concerning or affecting Seller’s obligations with respect to real property taxes and assessments on the Property for a tax period ending prior to the Closing Date, and Buyer promptly shall deliver to Seller any refund with respect to such real property taxes and assessments applicable to any such period ending prior to the Close of Escrow, subject to any reimbursement to tenants required under the Leases and less the costs incurred by Buyer in obtaining any such refund.  Buyer shall have the sole authority to prosecute tax protests, challenges and appeals for any tax period from and after the period in which the Closing occurs. Buyer shall cooperate with Seller after Close of Escrow to collect any rent under the Leases that has accrued as of the Close of Escrow by taking the following action:  For a period of three hundred sixty (360) days after the Closing, Buyer shall bill tenants for all amounts due under their Leases accruing prior to the Closing (including, without limitation, base rent, percentage rent, additional rent, or other tenant charges for the year in which the Closing occurs) (collectively, “Delinquent Rents”) and shall use commercially reasonable efforts (Buyer shall be deemed to have used commercially reasonable efforts, if Buyer shall indicate, on Buyer’s rent invoices to each tenant, all arrearages for rent applicable to periods prior to the Closing Date, shall not compromise or settle any such rental arrearages during such 360-day period without Seller’s prior written consent, and shall provide progress updates as to collections of Delinquent Rents to Seller upon Seller’s request but, in any event, no more frequent than two (2) times in any calendar month, provided that Buyer shall not be required to incur any material cost or commence any legal proceeding in connection therewith or put any tenant in default under its Lease) to collect from tenants any base rent, percentage rent, additional rent, or other tenant charges owing with respect to the period prior to the Closing; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Leases (including, but not limited to, the termination of Leases or the recovery of possession of the leased premises) or to incur any expense over and above its own regular collection expenses or any other liability (“Buyer’s Collection Process”).  Seller acknowledges and agrees that following the Close of Escrow, Seller shall not contact (by telephone, electronic mail, mail, or otherwise), pursue litigation against, or attempt to collect any rent from, any of the tenants at the Properties, it being agreed that Seller’s only mechanism for collecting delinquent rent from and after the Closing Date shall be as set forth in this Section. All Delinquent Rents collected from tenants after Close of Escrow shall first be applied to any rent due to Buyer for the period after the end of the month in which Close of Escrow occurs, then to any costs incurred by Buyer in collecting Delinquent Rents, then to rent due in the month in which the Close of Escrow occurs, and finally, to any rent due to Seller for the period prior to Close of Escrow, with the excess, if any, to be retained by Buyer.

12.2.2     Rents collected by a Seller relating to the period from and after the Close of Escrow and not previously credited or paid to Buyer shall be paid to Buyer within three (3) Business Days after receipt thereof by such Seller.

12.2.3     Notwithstanding the foregoing provisions of this Section 12, the parties acknowledge that rent and other amounts payable by the Government under the Government Leases are paid in arrears, and, therefore, certain payments to be made by the Government following Closing will relate to a period prior to the Closing, so any such amounts received subsequent to the Closing by Buyer or its agents or Seller or its agents on account of non-delinquent rent shall, to the extent applicable to a period which includes the Closing Date, be prorated between Seller and Buyer as of Close of Escrow and Seller’s portion thereof shall be remitted promptly (but in no event longer than 5 business days after Buyer’s receipt) to Seller by Buyer, if received by Buyer, or, if received by Seller, retained by Seller with Buyer’s portion thereof being promptly remitted (but in no event longer than 5 business days after Seller’s receipt) to Buyer by Seller.

12.2.4     Buyer shall indemnify, defend and hold harmless Seller and Seller’s agents and representatives with respect to and to the extent of any and all claims made with respect to tenant security deposits, which have been credited to Buyer by Seller.  Seller will indemnify, defend, and hold Buyer harmless from and against all claims made with respect to tenant security deposits placed by tenants under Leases as of the Closing Date, which are not credited to Buyer in accordance with this Section.  For any tenant security deposit that is in the form of a letter of credit, at the Close of Escrow the applicable Seller is delivering to Buyer the original versions of such letter of credit, completed requisite applications for the transfer of such letter of credit and shall pay all charges, if any, required to complete such transfer.  Following Closing, Seller shall reasonably cooperate with Buyer to effectuate the transfer of such letters of credit.

12.2.5     After the Close of Escrow, Seller shall provide to Buyer reasonable back-up data for the calendar year 2018 consistent with Seller’s typical record-keeping at the Properties, including copies of invoices and checks evidencing payment for purposes of calculating such reconciliation.

13.          Disbursements and Other Actions by Escrow Holder

Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated:

13.1      Cause each Deed and any other documents that the parties to this Restated Agreement may mutually direct, to be recorded in the Official Records of the County.

13.2      Disburse all funds deposited with Escrow Holder by Buyer as follows:

13.2.1       Deduct all amounts, if any, chargeable to the account of Buyer under the terms of this Restated Agreement, and pay those amounts to the parties entitled to them.

13.2.2       Pay to the parties entitled to all amounts chargeable to the account of Seller under the terms of this Restated Agreement, including the commission described in Section 16 below.

13.2.3       Pay the remaining balance of the Purchase Price as directed by Seller.

13.2.4       When all of the foregoing disbursements have been made, refund any remaining balance to Buyer.

13.3      Direct the Title Company to issue the Title Policy and deliver an original to Buyer.

13.4      Deliver to both Buyer and Seller a closing statement showing the distribution, application, receipt and earnings of all funds of such party processed through Escrow.

13.5      Deliver to Buyer each Bill of Sale.

13.6      Deliver to both Buyer and Seller a counterpart of each Assignment and Assumption of Leases and Contracts and each General Assignment (in each case executed by the other party).

13.7      Deliver the Novation Agreements signed by Buyer and the applicable Seller to the applicable Seller.

14.          Default; Termination Absent Default.

14.1        Buyer’s Default.  If Buyer defaults in its obligation to purchase the Properties on the Closing Date under this Restated Agreement, Seller shall be entitled, as its sole remedy (without limiting any Seller’s rights with respect to any indemnification obligations of Buyer under this Restated Agreement), to terminate this Restated Agreement and receive the  Deposit as liquidated damages for such breach of this Restated Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit  is  a  reasonable  estimate thereof. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION,

AS THE  PARTIES’ REASONABLE ESTIMATE OF SELLERS’ DAMAGES AND AS SELLERS’ EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS RESTATED AGREEMENT ON THE PART OF BUYER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS  A  FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLERS PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

Buyer’s Initials	Seller’s Initials

Nothing contained in this Section 14.1 shall limit or prevent Seller from (a) asserting any legal or equitable claims against Buyer for any breaches under this Restated Agreement other than the failure of Buyer to consummate the sale contemplated by this Restated Agreement, including Buyer’s obligations with respect to any indemnification of Seller under this Restated Agreement or obligation to pay attorneys’ fees and other amounts under Section 24, or (b) enforcing any indemnity obligation of Buyer under this Restated Agreement or preclude Seller from obtaining a damage award in connection therewith, or (c) enforcing Buyer’s other obligations and liabilities which survive a termination of this Restated Agreement provided that in no event shall Seller be entitled to or Buyer be liable for any incidental, consequential or punitive damages (except to the extent actually awarded in any third party claim for which Buyer has expressly indemnified Seller under this Restated Agreement).

14.2        Buyer’s Remedies For Seller’s Breach of Representations and Warranties.

14.2.1         Pre-Closing Remedies. In the event (i) any Seller defaults in a material obligation to be performed on the Closing Date, or (ii) any Seller defaults in a material obligation to be performed prior to the Closing Date (and, with respect to any default under this clause (ii) only, such default shall continue until the earlier of (x) three (3) business days after notice to Seller and (y) the Closing Date), Buyer shall be entitled, as its sole remedy, either (a) terminate this Restated Agreement and release Seller from any and all liability hereunder, in which case Buyer shall receive a return of the Deposit (excluding the Independent Consideration) and Seller shall reimburse Buyer for its out-of-pocket costs incurred in connection with the transactions contemplated by this Restated Agreement up to and not exceeding Five Hundred Thousand and No/100 Dollars ($500,000.00) or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required in accordance with the terms of this Restated Agreement to allow Closing to occur, and to otherwise deliver possession of the Property to Buyer at Closing, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder or to enforce an obligation of Seller that requires consent from a third party that has not been received. Except as set forth below, Buyer expressly waives its rights to seek damages in the event of Seller’s default hereunder. Buyer shall be deemed to have elected to terminate this Restated Agreement and receive back the Deposit (excluding the Independent Consideration) if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred. As material consideration to Seller’s entering into this Restated Agreement with Buyer, Buyer expressly waives any right under California Code of Civil Procedure, Part II, Title 4.5 (Sections 405 through 405.60) or at common law or otherwise to record or file a lis pendens or a notice of pendency of action or similar notice against all of any portion of the Property except in connection with an action for specific performance.  Nothing contained in this Section 14.2.1 shall limit or prevent Buyer from (a) if the Closing under this Restated Agreement occurs, asserting any legal or equitable claims against Seller for any breaches of Seller’s representations and warranties in Section 8.1 in strict accordance with Section 8.1, (b) enforcing any specific and express indemnity obligation of Seller under this Restated Agreement or preclude Buyer from obtaining a damage award in connection therewith, or (c) enforcing Seller’s other obligations and liabilities set forth in this Restated Agreement which expressly survive a termination of this Restated Agreement, provided, that, notwithstanding anything to the contrary set forth in this Restated Agreement, in no event shall Buyer be entitled to or Seller be liable for any damages other than the actual and reasonably foreseeable damages of Buyer, together with any damages, including, without limitation, incidental, consequential and punitive damages to the extent actually awarded in any third party claims for which Seller has expressly indemnified Buyer under this Restated Agreement.

14.2.2       Post-Closing Remedies.  Notwithstanding anything contained in this Restated Agreement to the contrary, in the event the Close of Escrow occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Restated Agreement to make a claim against Seller for damages that Buyer incurs or may incur, or to rescind this Restated Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect when made if (1) Buyer had knowledge or is “deemed to have known” at the time of the Close of Escrow that such representation or warranty was untrue, inaccurate or incorrect when made and Buyer nevertheless consummates the purchase of the Property hereunder, or (2) Buyer’s damages as a result of such representations or warranties being so untrue, inaccurate or incorrect are, in the aggregate, less than $500,000 (the “Basket”), provided that once the Basket has been exceeded, Seller shall be responsible on a joint and several basis for the entirety of all claims (not just the amount in excess of the Basket).  Buyer shall be “deemed to have known” at the time of the Close of Escrow that a representation or warranty was untrue, inaccurate or incorrect when made if any Data Site Information, any Acceptable Estoppel Certificate delivered to Buyer prior to Closing pursuant to Section 7.7 but only to the extent the estoppel certificate confirms, without qualification, a fact to which a Seller has represented in Section 8.1, or any other information or materials contained in the certificate delivered by Seller at Closing pursuant to Section 10.1.6, contains any information which contradicts such representation or warranty by Seller, or if prior to Closing Seller shall have notified Buyer in writing that such representation or warranty was untrue, inaccurate, or incorrect when made.  Seller’s representations and warranties contained in Section 8.1, as reaffirmed and restated by Seller at Closing, shall survive the Close of Escrow for the Survival Period, unless Buyer asserts a breach of any such representation or warranty in a written notice delivered to Seller prior to the expiration of the Survival Period, in which case such applicable representation or warranty shall survive until Buyer’s claims set forth in such written notice have been resolved.  For purposes of this Restated Agreement, references to “Buyer’s knowledge,” “the knowledge of Buyer,” or words of similar import shall be deemed to refer solely to the actual and not constructive knowledge of Buyer’s Knowledge Party.

14.2.3       Cap on Damages for Breach of Seller Representation or Warranty. Notwithstanding any other provision of this Restated Agreement, and without in any way diminishing any other provision of this Restated Agreement that would limit any Seller’s representations and warranties set forth herein or any Seller’s liability if one or more of any Seller’s representations set forth herein should be untrue and/or if one or more of Seller’s warranties should be breached, in no event shall Seller’s liability under Section 14.2.2 for such untrue representations or breached warranties exceed 1.5% of the Purchase Price in the aggregate (the “Maximum Recovery”); provided, however, that the Maximum Recovery shall not apply to actual fraud committed by any Seller, to Seller’s representation and warranty in Section 16.

14.2.4     Limits Supported by Separate Value.  Buyer and Seller hereby acknowledge and agree that the limitations on Buyer’s ability to recover, and of Seller’s liability for, damages under Section 14.2.2 arising out of breaches of Seller’s representations and warranties set forth in this Restated Agreement have been separately negotiated by the parties.  Accordingly, Buyer hereby covenants and agrees that Buyer shall be estopped from asserting any liability under Section 14.2.2 for untrue representations by Seller or breaches by Seller of warranties set forth in this Restated Agreement (1) if Buyer had knowledge or is “deemed to have known” that such representation or warranty was untrue, inaccurate or incorrect at the time of the Close of Escrow and Buyer nevertheless consummates the purchase of the Property hereunder, or (2) if Close of Escrow should occur and Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are, in the aggregate, less than the Basket.  Buyer’s acknowledgement, covenant and estoppel set forth in this Section 14.2.4 shall survive the Close of Escrow in perpetuity.

14.3      Termination Without Default.  In the event any condition set forth in Section 9 is not waived and is not timely satisfied for a reason other than the default of Buyer or Seller under this Restated Agreement, or if this Restated Agreement is terminated by either party under any provision of this Restated Agreement giving that party the right to do so (other than as a result of the termination by Seller under Section 14.1), then upon written notice by the party benefited by the unsatisfied condition to the other party and to Escrow Holder:

14.3.1         This Restated Agreement, the Escrow and the rights and obligations of Buyer and Seller under this Restated Agreement shall terminate except as and to the extent otherwise expressly provided in this Restated Agreement;

14.3.2         Any and all Cancellation Charges shall be divided equally between Buyer and Seller;

14.3.3         Escrow Holder shall promptly return to Buyer the Deposit (along with any interest earned on those funds while held by Escrow Holder) less the Independent Consideration and any and all of Buyer’s share of the Cancellation Charges;

14.3.4         Buyer shall promptly deliver and assign over to Seller or destroy (subject to compliance with Buyer’s record retention policies) all Property Information provided to Buyer by Seller, with such delivery obligation to survive the termination of this Restated Agreement; and

14.3.5         Escrow Holder shall promptly return to Seller and Buyer, respectively, all documents deposited by each that are then held by Escrow Holder.

14.4        Other Remedies.  Nothing in this Section 14 shall limit Buyer’s and Seller’s respective rights and remedies against the other with respect to the parties’ respective obligations to indemnify and hold the other party harmless pursuant to any provisions contained in this Restated Agreement or to pay enforcement costs,  or with respect to any other obligations surviving the termination or the Close of Escrow under the express terms of this Restated Agreement.

15.          Damage or Condemnation Prior to Closing. Risk of loss resulting from any condemnation, fire, flood or any other casualty before the Closing, shall remain with Seller.  Seller shall promptly notify Buyer of the occurrence of any loss or damage to one or more of the Properties.

15.1      Minor Damage.  In the event of loss or damage to any one or more Properties or any portion thereof which is not “major” (as hereinafter defined), this Restated Agreement shall remain in full force and effect provided Seller, at Seller’s option, either (a) assigns to Buyer all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the premises in question, or (b) elects to, and Buyer mutually agrees that Seller shall, perform any necessary repairs. If Buyer does not mutually agree to clause (b) of the preceding sentence, the parties shall proceed under clause (a). In the event the parties mutually agree to proceed under clause (b), above, Seller shall use reasonable efforts to complete such repairs promptly and the Closing Date shall be extended a reasonable time in order to allow for the completion of such repairs. If the parties proceed under clause (a), above, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy, and Seller shall assign all of its rights to proceeds under the applicable policy with respect to any claim for the applicable loss. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

15.2      Major Damage. In the event of a “major” loss or damage to one or more Properties or any portion thereof, Buyer may terminate this Restated Agreement by written notice to Seller, in which event the Deposit (excluding the Independent Consideration) shall be returned to Buyer. If Buyer fails for any reason to deliver written notice of termination to Seller within fifteen (15) days after Seller sends Buyer written notice of the occurrence of major loss or damage, then Buyer shall be deemed to have elected to terminate this Restated Agreement.  If the Closing Date is within the aforesaid 15-day period, then the Closing Date shall be extended to the next business day following the end of said 15-day period. If Buyer elects not to terminate this Restated Agreement, this Restated Agreement shall remain in full force and effect provided Seller, at Seller’s option, either (a) assigns to Buyer all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the premises in question, or (b) elects to, and Buyer mutually agrees that Seller shall, perform any necessary repairs. If Buyer does not mutually agree to clause (b) of the preceding sentence, the parties shall proceed under clause (a). In the event the parties mutually agree to proceed under clause (b), above, Seller shall use reasonable efforts to complete such repairs promptly and the Closing Date shall be extended a reasonable time in order to allow for the completion of such repairs. If the parties proceed under clause (a), above, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy, and Seller shall assign all of its rights to proceeds under the applicable policy with respect to any claim for the applicable loss. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

15.3      Definition of “Major”. For purposes of Sections 15.1, 15.2, and 15.4 “major” refers to the following: (i) loss or damage for which the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of loss or damage would be, in the opinion of an architect selected by Seller and reasonably approved by Buyer, equal to or greater than one and one-half percent (1.50%) of the Purchase Price allocated to the affected Property in the Allocation Schedule, (b) one or more takings or condemnations of all or any portion of the Properties having an aggregate value exceeding one and one-half percent (1.50%) of the Purchase Price allocated to the affected Property in the Allocation Schedule, (c) any loss, damage or taking that would permit any Major Tenant at a Property to terminate its Lease or would result in a one and one-half percent (1.50%) or greater reduction of in-place, annualized gross base rents from the Properties from that shown in the attached Rent Rolls (after giving effect to tenants’ rights to rent abatement subsequent to the Closing Date as a result of such damage or taking) if the tenant or tenants, in the aggregate, that are entitled to terminate their respective lease(s) as a result of such damage or taking did terminate their respective lease(s), (d) any taking that materially interferes with the existing access to or parking at the affected Property, or (e) the loss or damage exceeds $2,000,000 for any Property to repair and is not covered by insurance, unless Seller agree to credit the Purchase Price for the repair cost of such uninsured loss or damage (it being agreed that if the aggregate of such uninsured loss or damage is $2,000,000 or less for any Property, the Buyer will not have any right of election in respect thereof and the cost thereof automatically will be applied as a credit against the Purchase Price). If Buyer does not give notice to Seller of Buyer’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Buyer shall be deemed to have approved the architect selected by Seller.

15.4        Condemnation. If proceedings in eminent domain are instituted or threatened with respect to any one or more of the Properties or any portion thereof that is “major”, Buyer may, at its option, by written notice to Seller given within ten (10) days after Seller notify Buyer of such proceedings or threat (and if necessary the Closing Date shall be automatically extended to give Buyer the full ten-day period to make such election), either: (a) terminate this Restated Agreement, in which case the Deposit (excluding the Independent Consideration) shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Restated Agreement, or (b) proceed under this Restated Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any insurance and condemnation awards, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected option (a) above.

16.        Brokers.  Seller is represented by Seller’s Broker in connection with the transaction contemplated in this Restated Agreement.  Except for commissions payable to Seller’s Broker to be paid by Seller pursuant to separate agreements, Buyer and Seller each warrant to the other that no fees or commissions are due or owing to any finders or brokers as a result of the respective activities of it in connection with this transaction.  In the event of any other claim for brokers’ or finders’ fees or commissions in connection with negotiations between the parties relating to the Property, the negotiation, execution or consummation of this Restated Agreement or the purchase and sale of the Property, then Buyer indemnifies Seller, and shall hold harmless and defend Seller, from and against any claim from any broker or finder representing or engaged by Buyer or any claim based upon the alleged statement, representation or agreement by Buyer relating to broker’s or finders’ fees or commissions.  Seller shall indemnify, hold harmless and defend Buyer from and against any claim from any broker or finder representing or engaged by Seller for this transaction or any claim based upon the alleged statement, representation or agreement by any Seller relating to broker’s or finders’ fees or commissions.  The foregoing indemnities shall survive the Close of Escrow or the termination of this Restated Agreement for any reason.

17.        Notices.  All notices and demands given under the terms of Agreement shall be in writing and may be effected by personal delivery, including by any commercial courier or overnight delivery service, or by United States registered or certified mail, return receipt requested, with all postage and fees fully prepaid.  Notices shall be effective upon receipt by the party being given notice, as indicated by the return receipt if mailed; except that if a party has relocated without providing the other party with its new address for service of notices, or if a party refuses delivery of a notice upon its tender, the notice shall be effective upon the attempt to serve the notice at the last address given for service of notices upon that party.  Alternatively, notices may be sent by email, with written confirmation sent the same day by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such email.  Notices shall be addressed as provided in the Basic Provisions.  Any address for service of notice on either party may be changed by that party serving a notice upon the other of the new address, except that any change of address to a post office box shall not be effective unless a street address is also specified for use in effectuating personal service.

18.        Joint and Several. Except as otherwise specified herein, prior to Closing a default or breach by any Seller or with respect to any Property shall be a failure of a condition precedent for Buyer’s benefit for all Properties, and, after Closing, each Seller’s liability under this Restated Agreement shall be joint and several with each other Seller and CIM Commercial Trust Corporation.

19.        Partial Invalidity.  If any term or provision of this Restated Agreement, or its application to any person or circumstance, shall be invalid or unenforceable to any extent, the remainder of this Restated Agreement, and the application of the term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected, and each term and provision of this Restated Agreement shall be valid and be enforced to the fullest extent permitted by law.

20.        Waiver.  No waiver by Buyer or Seller of any of the terms or conditions of this Restated Agreement or any of their respective rights under this Restated Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.  No delay in enforcement of any provision or right contained in this Restated Agreement by either of Buyer or Seller shall constitute a waiver of such provision or right.  No waiver of any breach of any covenant or provision shall be deemed a waiver of any preceding or succeeding breach of that or any other covenant or provision.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

21.        Successors and Assigns.  This Restated Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Buyer and Seller.  Except as otherwise provided in this Section 21, this Restated Agreement may not be assigned by Buyer without the prior written consent of Seller, and any such assignment or attempted assignment by Buyer shall constitute a default by Buyer hereunder and shall be null and void.  Notwithstanding the foregoing, after the Investigation Period Expiration Date, Buyer may assign its rights under this Restated Agreement to one or more entities affiliated with Buyer, provided that (a) Buyer gives written notice of such assignment to both Seller and Escrow Holder not later than two (2) business days prior to the scheduled Close of Escrow, and (b) pending Closing, such assignment shall not relieve Buyer of any covenant, representation, obligation or liability hereunder, and Buyer shall continue to be obligated for its assignee’s performance hereunder; provided that once Closing occurs, the assigning party (but not the assignee) shall be relieved of all of its obligations arising under this Restated Agreement.

22.        Liquidated Damages.  SELLER AND BUYER HAVE CONSIDERED AND DISCUSSED THE POSSIBLE CONSEQUENCES TO SELLER IN THE EVENT THAT THE ESCROW FAILS TO CLOSE.  SELLER AND BUYER HAVE DETERMINED AND AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO SELLER OCCURRING IN THE EVENT OF BUYER’S DEFAULT UNDER THIS RESTATED AGREEMENT IN FAILING TO PURCHASE THE PROPERTY PURSUANT HERETO WHEN BUYER OR ITS ASSIGNEE

IS OBLIGATED TO DO SO.  HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF BUYER’S NONPERFORMANCE OF SUCH PURCHASE OBLIGATION UNDER THIS RESTATED AGREEMENT, THE PARTIES AGREE THAT A REASONABLE ESTIMATE OF THE DAMAGES IS AN AMOUNT EQUAL TO THE DEPOSIT, PLUS ANY INTEREST EARNED ON THE DEPOSIT DELIVERED BY BUYER TO ESCROW HOLDER HEREUNDER, AND IN THE EVENT OF BUYER’S DEFAULT IN ITS (OR ITS ASSIGNEE’S) OBLIGATION TO PURCHASE THE PROPERTY PURSUANT HERETO, BUYER AND SELLER AGREE THAT AS SELLER’S SOLE AND EXCLUSIVE RIGHT OR REMEDY, SELLER SHALL BE ENTITLED AT ITS ELECTION TO TERMINATE THIS RESTATED AGREEMENT AND RECEIVE AND RETAIN AS FULLY AGREED LIQUIDATED DAMAGES THE SUM OF (A) THE ENTIRE DEPOSIT, PLUS (B) INTEREST EARNED THEREON.  THE FOREGOING SHALL NOT, HOWEVER, LIQUIDATE OR LIMIT BUYER’S OBLIGATIONS OR SELLER’S RIGHTS AGAINST BUYER ARISING IN CONNECTION WITH BUYER’S OBLIGATIONS UNDER SECTION 5.2 OR SECTIONS 24 OR 25, OR ANY INDEMNITY PROVIDED BY BUYER PURSUANT TO THIS RESTATED AGREEMENT.

Buyer’s Initials	Seller’s Initials

As material consideration to each party’s agreement to the liquidated damages provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provisions for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Restated Agreement was made, each party hereby expressly acknowledging the reasonableness of the liquidated damages provisions stated above.

23.        Waiver of Right to Trial by Jury. SELLER AND BUYER HEREBY EXPRESSLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS RESTATED AGREEMENT, OR IN ANY WAY CONNECTED WITH OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS RESTATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

24.        Attorneys’ Fees.  If either party becomes involved in litigation, arbitration, reference to a retired judge or other neutral referee, or other legal process arising out of this Restated Agreement or in connection with any bankruptcy proceeding relating to a party, the court in the litigation or arbitrator, retired judge or other referee in the arbitration or reference, or neutral party in such other legal process, shall award legal expenses (including, but not limited to reasonable attorneys’ fees and court costs) to the prevailing party.  The award for legal expenses shall not be computed in accordance with any schedule, but shall be as necessary to fully reimburse all reasonable attorneys’ fees and other legal expenses actually incurred in good faith, regardless of the size of the judgment, it being the express intention of the parties to fully compensate the prevailing party for all the reasonable attorneys’ fees and other legal expenses paid or incurred by it in good faith in connection therewith.

25.        Property Information and Confidentiality.

25.1      Confidentiality.  Buyer agrees that, prior to the Close of Escrow, all Property Information (as defined below) shall be kept strictly confidential (using the same degree of care that Buyer uses to prevent disclosure of its own confidential information) and shall not, without the prior consent of Seller, be disclosed by Buyer or Buyer’s Representatives, in any manner whatsoever, in whole or in part, and will not be used by Buyer or Buyer’s Representatives, directly or indirectly, for any purpose other than evaluating the Property, except for disclosure to governmental authorities in connection with evaluating the purchase and prospective use and/or development of the Property.  Moreover, Buyer agrees that, prior to the Close of Escrow, the Property Information will be transmitted only to Buyer’s Representatives and such governmental authorities who need to know the Property Information for the purpose of evaluating the Property, and who are informed by the Buyer of the confidential nature of the Property Information.  The provisions of this Section 25.1 shall in no event apply to Property Information which is a matter of public record and shall not prevent Buyer from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or prevent Buyer from pursuing its rights under this Restated Agreement in a legal or quasi-legal proceeding.  It is understood and agreed that the foregoing shall not preclude Buyer from discussing the substance or any relevant details of the transaction contemplated in this Restated Agreement, or preclude Buyer from sharing information relating to the Property, on a confidential basis, with Buyer’s members, shareholders, directors, officers, employees engineers, direct or indirect owners, affiliates, attorneys, accountants, professional consultants, advisors, rating agencies, potential co-investors, or potential lenders.

25.2 Publicity.  Buyer and Seller, for the benefit of each other, hereby agree that between the Original Effective Date and the Close of Escrow, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Restated Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto.  It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Restated Agreement, subject to the terms of Section 25.1, with any of its attorneys, accountants, professional consultants or advisors, rating agencies, or potential lenders or co-investors, as the case may be, or prevent either party hereto from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or prevent either party from pursuing its rights under this Restated Agreement in a judicial or arbitration proceeding, but, in all cases, subject to the terms of this Section. After Close of Escrow, neither party shall publicly disseminate the terms and conditions of this Restated Agreement to the extent the same are not a matter of public record, and except as may be necessary to comply with applicable laws, including without limitation governmental regulatory, disclosure, tax, or reporting requirements, or to pursue its rights under this Restated Agreement in a legal or quasi-legal proceeding, provided, however, that each party may disclose the Closing of the transaction without disclosing the economics of the transaction or the other party (including any Buyer Party) to this Restated Agreement.  If the indirect parent of Seller determines that the filing of a Form 8-K or making other public disclosure is required in connection with the transaction contemplated by this Restated Agreement pursuant to the Securities Exchange Act of 1934, as amended, and/or the Securities Act of 1933, as amended, whether before or after Closing, Buyer agrees that such filing and disclosure shall constitute Seller’s disclosure in compliance with law and shall supersede any other provisions of this Restated Agreement.  Before Closing, any Form 8-K filing by CMCT shall be on the form of Form 8-K attached hereto as Exhibit K or other form reasonably approved by Buyer.  After Closing, any Form 8-K or other securities filing by CMCT may attach a copy of this Restated Agreement. Before either party makes a public announcement or disclosure (other than such Form 8-K filing or other securities filing) in connection with the transaction contemplated by this Restated Agreement, the party desiring to make such disclosure shall (a) provide the other party with a copy of the proposed disclosure at least five (5) days prior to making such disclosure and (b) cooperate in good faith to make such disclosure reasonably acceptable to the other party; provided, however, that no Seller shall use or reference the name of any direct or indirect owner of Buyer in any such disclosure  (but without limiting Seller’s right to file a Form 8-K or other securities filings after Closing, which will have an unredacted copy of this Restated Agreement and any amendments attached), without Buyer’s prior written consent.

25.3      Delivery of Property Information.  In the event this Restated Agreement is terminated, Buyer and Buyer’s Representatives shall promptly deliver to Seller or destroy (subject to Buyer’s record retention policies) all originals and copies of the Property Information referred to in clause (i) of Section 25.5 in the possession of Buyer and Buyer’s Representatives, without representation or warranty.

25.4      Property Information.  As used in this Restated Agreement, the term “Property Information” shall mean (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, the leases and contracts) furnished to Buyer or Buyer’s Representatives, by Seller or any of Seller’s affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Buyer or Buyer’s Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), or the Buyer’s investigations, or otherwise reflecting their review or investigation of the Property.

25.5      Equitable Relief.  In addition to any other remedies available to Buyer and Seller, Buyer and Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance against the other in order to enforce the provisions of this Section 25 and Section 6.3.

25.6      Survival.  The provisions of this Section 25 shall survive the Close of Escrow or the termination of this Restated Agreement for any reason for a period of two (2) years.

26.          Entire Agreement; Amendment.  This Restated Agreement (including all exhibits attached, which are incorporated by reference) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter addressed in this Restated Agreement and supersedes all prior understandings with respect to that subject matter.  This Restated Agreement may not be modified, changed, supplemented or terminated, nor may any obligation under this Restated Agreement be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing.  The parties do not intend to confer any benefit under this Restated Agreement on any person, firm or corporation other than Buyer and Seller.

27.          Time of Essence.  Seller and Buyer acknowledge and agree that time is strictly of the essence with respect to each and every term condition, obligation and provision of this Restated Agreement.

28.          Construction of Agreement. The parties hereby agree that the language of this Restated Agreement shall not be construed against any party, and neither party shall be deemed or determined to be the drafting party of this Restated Agreement for purposes of any generally applicable rule of construction to the effect that ambiguous provisions are to be construed in the manner less or least favorable to the drafting party, but rather in accordance with its fair meaning.  Headings at the beginning of each paragraph and subparagraph (if any) are solely for the convenience of the parties and are not a part of this Restated Agreement.  Whenever required by the context of this Restated Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.  This Restated Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared it.  Unless otherwise indicated, all references to paragraphs and subparagraphs are to paragraphs and subparagraphs in this Restated Agreement.  All exhibits referred to in this Restated Agreement are attached and incorporated into this Restated Agreement by this reference.

29.          Governing Law. This Restated Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State where the Property is located.  Each party agrees to submit to the jurisdiction of the courts of the County, as necessary to effectuate the terms of this Restated Agreement, and that proper venue in any matter so litigated shall be in the County, San Francisco County or Los Angeles County.

30.          Effect of Delivery; Expiration.  This Restated Agreement shall not be binding or enforceable unless and until it is executed and delivered by both parties.

31.          Counterparts.       This Restated Agreement may be executed in counterparts each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

32.          Business Day.  As used in this Restated Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or California government as legal holidays, and all days on which commercial banks in California are required to be closed.  Any reference in this Restated Agreement to a “day” or a number of “days” (other than reference to a “business day” or “business days” shall mean a calendar day or calendar days. In the event any deadline specified herein falls on a day which is not a business day, then the deadline shall be extended to the end of the next following business day.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a business day, in which event the period shall run until the end of the next day which is not a business day.  Except as otherwise set forth herein, the last day of any period of time described herein shall be deemed to end at 5:00 p.m., San Francisco, CA time.

33.          Exhibits.  A number of the exhibits and schedules attached to this Restated Agreement contain references to a property located and known as 1333 Broadway, Oakland, California (“1333”) or The Ordway, Oakland, California (“Ordway”), which are not being conveyed pursuant to this Restated Agreement. All such references to 1333 and to Ordway shall be disregarded, and no obligations relating to 1333 or to Ordway shall create any liability on Buyer or Seller by reason of such reference.

[No further text; signatures appear on the following page]

IN WITNESS WHEREOF, this Restated Agreement has been duly executed by the parties hereto as of the day and year first above written.

Seller:

CIM/OAKLAND 1901 HARRISON, LP
a Delaware limited partnership

By CIM/Oakland 1901 Harrison GP, LLC, its general partner

By:
Name:
Title:

CIM/OAKLAND 2353 WEBSTER, LP
a Delaware limited partnership

By CIM/Oakland Office Properties GP, LLC, its general partner

By:
Name:
Title:

CIM/OAKLAND CENTER 21, LP
a Delaware limited partnership

By CIM/Oakland Center 21 GP, LLC, its general partner

By:
Name:
Title:

Signature Page

Buyer:

SOF-XI U.S. MAR ACQUISITIONS, L.L.C.,
a Delaware limited liability company

By:
Sam Caven, Authorized Signatory

Signature Page

The undersigned accepts its appointment as Escrow Holder in accordance with the foregoing terms and conditions and confirms that it has opened an escrow upon those terms and conditions:

Escrow Holder:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Its:

Signature Page

JOINDER

By execution hereof, the undersigned hereby joins the Agreement to which this page is attached for the purpose of agreeing to be jointly and severally liable (together with Seller), if Closing occurs, for the payment by Seller to Buyer of amounts owing by Seller under Sections 11, 12, 14.2.2 (subject to Section 14.2.3), 16 and 24. Such liability, if any, of the undersigned pursuant to the preceding sentence shall be subject to and limited by all of the terms and conditions set forth in the annexed Agreement (including, without limitation, the applicable limitations on the survival period for Seller’s obligations under Sections 11, 12, 14.2.2 (subject to Section 14.2.3), 16 and 24 (as applicable)) to the extent such terms and conditions apply to Seller’s liability under such the applicable Section (e.g., Seller’s liability under Section 14.2.2 (and, consequently, the undersigned’s liability under Section 14.2.2) shall be subject to the Maximum Recovery and the Survival Period, but neither the Maximum Recovery nor the Survival Period would apply to Seller’s and/or the undersigned’s liability under Section 12 of the Agreement). The undersigned expressly waives, to the extent permitted by law, any and all rights and defenses, including, without limitation, any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to the undersigned.

CIM COMMERCIAL TRUST CORPORATION

By:
Name:
Title: